This instrument prepared by and after recording, return to:

Katten Muchin Rosenman, LLP
525 West Monroe Street
Chicago, Illinois 60661

Attn: Ira J. Swidler

Loan Number 16-0000958

AMENDED AND RESTATED

MORTGAGE,

SECURITY AGREEMENT AND FIXTURE FILING

DATED DECEMBER 17, 2012

GIVEN BY MDA CITY APARTMENTS, LLC

AS MORTGAGOR

TO

MONY LIFE INSURANCE COMPANY

AS MORTGAGEE

SECURING THE ORIGINAL SUM OF

$37,600,000.00

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	3.10 Protective Advances	35
	3.11 Waiver of Statutory Rights	36
	3.12 Rights Distinct and Cumulative	36
	3.13 Limited Right of Recourse	36
	3.14 Reservation of Rights	37

4.	General Provisions.	38
	4.01 Notices.	38
	4.02 Governing Law	38
	4.03 Brundage Clause	39
	4.04 Crediting Payments	39
	4.05 Mortgagee’s Discretion.	39
	4.06 Interpretive Provisions	40
	4.07 Amendments	40
	4.08 Sales and Participations	41
	4.09 Partial Reduction of Indebtedness	41
	4.10 Separability	41
	4.11 Successors and Assigns	41
	4.12 Counterparts	41
	4.13 Indemnification	42
	4.14 Brokerage	42
	4.15 After-Acquired Property	42
	4.16 Relationship of Mortgagor and Mortgagee	43
	4.17 Bankruptcy Related Provisions.	43

5.	Governing Law, Waiver of Jury Trial and Certain Damages.	44
	5.01 Governing Law, Waiver of Jury Trial and Certain Damages	44

6.	Fixture Filing.	44
	6.01 Fixture Filing	44

7.	Additional Loan Information.	44

Rider 1	Definition of Certain Terms
Rider 2	Intentionally Omitted
Rider 3	Special Notice Provisions
Rider 4	Debt Service Coverage Provisions

Exhibit A -	The Land

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AMENDED AND RESTATED MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING

THIS AMENDED AND RESTATED MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING (“MORTGAGE”) is made this 17th day of December, 2012, by and between MDA CITY APARTMENTS, LLC, a Delaware limited liability company, having offices at 30833 Northwestern Highway, Farmington Hills, Michigan 48334 (“MORTGAGOR”), to MONY LIFE INSURANCE COMPANY, a New York corporation, having offices at 1290 Avenue of the Americas, New York, New York 10104 (“MORTGAGEE”).

RECITALS

A.          Mortgagor previously executed and delivered to Mortgagee that certain Note dated September 13, 2006 in the original principal sum of Thirty Eight Million and 00/100 Dollars ($38,000,000.00), as amended by that certain Note Amendment dated April 28, 2009, that certain Second Loan Modification Agreement dated January 28, 2010, that certain Third Loan Modification Agreement dated March 10, 2011, that certain Fourth Loan Modification Agreement dated May 10, 2011, and by that certain Fifth Loan Modification Agreement dated July 10, 2011 (as amended, the “Original Note”), evidencing that certain loan in the amount of Thirty Eight Million and 00/100 Dollars ($38,000,000.00) made by Mortgagee to Mortgagor (“Loan”). The outstanding principal balance of the Loan as of the date hereof is $36,916,376.32;

B.          As a condition to making the Loan, Mortgagor executed and delivered to Mortgagee, among other things, that certain Mortgage, Security Agreement and Fixture Filing dated September 13, 2006 and recorded September 15, 2006 as Document No. 0625842201 with the Cook County (Illinois) Recorder of Deeds (“Recorder’s Office”), as amended by that certain Consent and Loan Modification Agreement dated April 3, 2008 recorded on April 8, 2008 as Document No. 0809942138 with the Recorder’s Office (as amended, the "Original Mortgage");

C.          Mortgagor has requested, and Mortgagee has agreed, to modify the Loan, and in connection with such modification, on the date hereof (i) Mortgagor has executed and delivered to Mortgagee that certain Amended and Restated Note in the amount of $37,600,000.00 and certain other documents, certificates and other deliveries, and (ii) Mortgagee has disbursed additional Loan proceeds in the amount of $683,623.68; and

D.          Mortgagor and Mortgagee desire to amend and restate the Original Mortgage to, among other things, secure the Note and revise certain provisions of the Original Mortgage, and agree that the Original Mortgage is hereby amended and restated in its entirety, without creating a novation, as follows:

1.           Granting Clauses.

1.01         Mortgage. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, Mortgagor has executed and delivered the Note and the other Loan Documents (as such terms and all other terms used in this Mortgage are hereafter defined in this Mortgage or in Rider 1 attached hereto and made a part hereof) and hereby irrevocably and absolutely grants, transfers, assigns, mortgages, bargains, sells and conveys to Mortgagee, its successors and assigns, all the following (collectively, the “Premises”):

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(a)          all that certain lot, piece or parcel of land or lots, pieces or parcels of land, as the case may be (the “Land”), more particularly described in Exhibit A attached to this Mortgage and made a part hereof;

(b)          the Improvements;

(c)          the Equipment;

(d)          all and singular the tenements, hereditaments, easements, rights of way and appurtenances thereunto belonging or in anywise appertaining, and the reversion or reversions, remainder and remainders, rents, issues and profits thereof; and also all the estate, right, title, interest, property, claim and demand whatsoever of Mortgagor, of, in and to the same and of, in and to every part and parcel thereof;

(e)          all right, title and interest of Mortgagor, if any, in and to the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the above described real estate to the center line thereof;

(f)          all Leases and all Rents;

(g)          all right, title and interest of Mortgagor in, to and under any and all Contracts;

(h)          all insurance policies maintained by or for the benefit of Mortgagor with respect to the Premises and/or the business of Mortgagor conducted in connection therewith, all premiums paid or due and payable thereunder and all proceeds paid or due and payable thereunder;

(i)          all sums held in escrow by Mortgagee pursuant to this Mortgage and/or any other Loan Document;

(j)          all proceeds, compensation, awards, damages and other payments (collectively, “proceeds”) paid or due and payable by any governmental or quasi governmental authority or corporation on account of any Taking of all or any portion of the Premises, including interest thereon, and the right to receive the same;

(k)          all contracts of sale for or assignment of the Premises or any part thereof or interest therein and all sums paid or due and payable thereunder, including, without limitation, any and all earnest moneys and/or other deposits made or due and payable thereunder;

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(l)          all claims and/or choses in action of any kind whatsoever arising in tort, by contract or otherwise which Mortgagor now has or may at any time hereafter acquire with respect to the Premises or any part thereof or interest therein or the business of the Mortgagor conducted in connection therewith together with the right to take any action or file any papers or process with any governmental or quasi-governmental authority or in any court of competent jurisdiction which action or filing may, in the opinion of Mortgagee, be necessary to preserve, protect or enforce such rights, claims and choses in action, including the right to file any proof of claim in any bankruptcy or insolvency proceeding under any Federal, state or other laws; and any rights, claims or awards accruing to or to be paid to Mortgagor in its capacity as lessor or lessee under any Lease; and

(m)          all proceeds of the conversion, voluntary or involuntary, permitted or otherwise, of any of the foregoing into cash or liquidated claims.

TO HAVE AND TO HOLD for the purpose of securing the due, prompt and complete (1) payment when due, whether at stated maturity, by acceleration or otherwise, of all principal, interest and other sums due and payable under the Note; (2) payment of all other sums which may now or hereafter be due and owing to Mortgagee under the terms of this Mortgage or any other Loan Document, including, without limitation, interest thereon; (3) observance, performance, fulfillment and discharge of each and every obligation, covenant, condition, warranty, representation, agreement and liability of Mortgagor under or pursuant to the provisions of the Note, this Mortgage and/or any other Loan Document, regardless of how characterized herein; (4) costs of enforcement and collection hereunder or under the Loan Documents; and (5) interest on all of the foregoing in accordance with the Loan Documents (collectively, the “Indebtedness”).

At no time shall the principal amount of the Indebtedness, not including sums advanced in accordance herewith to protect the security of this Mortgage, exceed two hundred percent (200%) of the original amount of the Note.

1.02         Security Agreement. To further secure all Indebtedness and other obligations secured by this Mortgage, Mortgagor hereby grants to Mortgagee a security interest under the Uniform Commercial Code in and to any and all personal property constituting the Premises or any part thereof or interest therein, now owned or hereafter acquired, including, without limitation, the Equipment, the Contracts and any escrow or other deposits held by Mortgagee, and in and to any and all proceeds of the foregoing. This Mortgage shall constitute a “security agreement” under the Uniform Commercial Code, and Mortgagor and Mortgagee shall constitute the “debtor” and “secured party”, respectively thereunder. To the extent any part or interest in the Premises may at any time be real property, personal property or other, Mortgagee shall have a lien thereon to the extent the same shall constitute real property and Mortgagee shall have a security interest therein to the extent the same shall constitute personal property. Mortgagee shall have any and all rights with respect to the personal property constituting the Premises or any part thereof or interest therein afforded a secured party under the Uniform Commercial Code. Such rights shall be in addition to, but not in limitation of, the rights afforded Mortgagee with respect to real property under this Mortgage, all of which may be exercised concurrently or alternatively at the option of Mortgagee without election or waiver of remedies. For purposes of this Section 1.02, the addresses of the “debtor” and the “secured party” shall be as set forth in the first paragraph of this Mortgage for Mortgagor and Mortgagee, respectively.

1.03         Fixture Filing. This Mortgage constitutes a fixture filing with respect to any equipment or goods which are or are to become fixtures.

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2.          Performance Covenants.

2.01         Payment of Indebtedness. Mortgagor shall pay all principal, interest and other sums payable under the Note to Mortgagee as and when due thereunder in accordance with the terms and conditions thereof without notice or grace.

2.02         Operation of Premises. Mortgagor will maintain the Premises in good condition and repair as a Class A retail and apartment building and shall make all capital expenditures required to so maintain the Premises. Mortgagor will not commit or suffer any waste of the Premises and will comply with, or cause to be complied with, all statutes, ordinances and requirements of all governmental authorities having jurisdiction over the Premises or any part thereof or interest therein. Mortgagor will promptly repair, restore, replace or rebuild any part of the Premises damaged or destroyed by any casualty whatsoever or which may be affected by any Taking. Mortgagor will complete and pay for, within a reasonable time, any Improvement or any alteration or renovation of any Improvement now or at any time hereafter in the process of construction on the Premises. Mortgagor will not initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance, or other public or private restrictions, limiting or defining the uses which may be made of the Premises or any part thereof.

2.03         Property Management. The Premises shall be managed at all times by a property manager acceptable to Mortgagee under the terms of a management agreement acceptable to Mortgagee. Mortgagor shall not retain any person as property manager or asset manager of the Premises without Mortgagee’s prior written approval of the manager and the management agreement in each instance. At any time during the continuance of an Event of Default under this instrument, Mortgagee shall have the right to require that within thirty (30) days from the date of written notice from Mortgagee to Mortgagor, Mortgagor shall replace the property manager with a new manager and management agreement satisfactory to Mortgagee. Among other things, the Management Agreement shall provide that (a) the property manager shall not, directly or indirectly, be granted or otherwise obtain any lien or equity rights or interests in or to any part of the Premises, or any interest therein (including, without limitation, any purchase options, rights of first refusal, rights of first offer, or similar or related rights), (b) the rights of property manager under the Management Agreement are subject, subordinate and inferior in all respects to the rights of Mortgagee under this Mortgage and the other Loan Documents, (c) no fees or other compensation will be paid to or received by property manager until such time each month as all sums currently due and payable pursuant to this Mortgage or any other Loan Document shall have been paid in full (or funded in full, as applicable), including without limitation, all principal, interest, escrows, reserves, and other sums payable under the Note and this Mortgage; (d) any sums paid to property manager in contravention of the foregoing Subsection 2.03(c) will be deemed to be paid to and received by property manager in trust, for the benefit of Mortgagee, (e) upon a default by Mortgagor under the terms of this Mortgage, the property manager shall, upon the written request of Mortgagee (which can be made or not made by Mortgagee in its sole and absolute discretion), continue performance of its duties and obligations under the Management Agreement, on the same terms and conditions as originally approved by Mortgagee, provided only that Mortgagee agrees to pay the monthly fees and other charges payable under the Management Agreement from and after the date that property manager continues performance at Mortgagee’s request (and advises Mortgagee in writing that it is doing so), and (f) during the continuance of an Event of Default under this Mortgage or any of the other Loan Documents, Mortgagee or its advisors will have the unilateral right to terminate the property manager for any reason without liability for the payment of any “termination” or similar “buy-out” fees or arrangements set forth in the Management Agreement.

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2.04         Alterations. Mortgagor shall not remove, demolish or materially alter or enlarge any Improvements or construct any additional Improvements, without the prior written consent of Mortgagee in each instance; provided, however, that the foregoing shall not restrict the right of Mortgagor to make cosmetic non-structural changes to the Improvements or to complete the Approved Capital Improvements as defined in the Reserve Account and Security Agreement between Mortgagor and Mortgagee of even date herewith.

2.05         Payment of Property Taxes and Prior Liens. Mortgagor will pay all Property Taxes and other prior charges and liens now or hereafter assessed or liened on or levied against the Premises or any part thereof or interest therein when and as the same become due and payable. In case Mortgagor shall default in the payment thereof when the same shall be due and payable, Mortgagee may, but shall not be obligated to, pay the same in whole or part, without notice or demand to Mortgagor. All sums so paid by Mortgagee in discharge of such Property Taxes and other charges and liens shall be due and payable by Mortgagor to Mortgagee on demand and shall earn interest from and after the date the same are paid by Mortgagee, whether or not demand for repayment is then made, at the interest rate applicable under the Note from and after maturity. All sums so advanced and all interest thereon shall be a lien on and security interest in the Premises and shall be secured by this Mortgage in addition to all other obligations of Mortgagor to Mortgagee secured hereby. Upon request of Mortgagee, Mortgagor will exhibit to Mortgagee receipts for the payment of Property Taxes and all other prior charges and liens before the date when the same shall become delinquent.

2.06         Deposits for Property Taxes.

(a)          Without limiting the obligations of Mortgagor to pay Property Taxes as and when the same are due and payable, Mortgagor shall pay to Mortgagee on the first day of each and every month hereafter ensuing an amount equal to one-twelfth (1/12) of all Property Taxes on or against the Premises to become payable during the ensuing twelve (12) months, as reasonably estimated from time to time by Mortgagee (on the basis of the Property Taxes next due and payable and to the extent available, this estimate will be based upon the actual Property Tax invoice for such period), but with the first such payment to be in such amount as shall, with the succeeding payments, be sufficient to pay the first installment of Property Taxes due and payable following the date hereof at least thirty (30) days before they become due and payable. All sums to be deposited with the Mortgagee pursuant to this Section shall be paid to Mortgagee in addition to principal, interest and any other payments required by the Note or this Mortgage. Mortgagee shall have no obligation to pay interest on any sums deposited in escrow with Mortgagee and may commingle them with other funds of Mortgagee.

(b)          Mortgagor shall cause all bills, statements or other documents relating to Property Taxes to be sent, mailed or otherwise delivered directly to Mortgagee. Provided that Mortgagee receives such bills, statements and other documents in a timely manner and provided further that Mortgagor has deposited sufficient funds with Mortgagee pursuant to this Section at least thirty (30) days prior to the date the same are due and payable, Mortgagee shall pay Property Taxes out of the funds deposited with Mortgagee pursuant to this Section in accordance with such bills, statements and other documents prior to such time as the same shall become delinquent. Mortgagor shall be solely responsible for causing all bills, statements and other documents relating to Property Taxes to be delivered to Mortgagee and for depositing sufficient sums with Mortgagee to pay for the same. Mortgagee shall have no obligation to obtain any such bills, statements or other documents or advise Mortgagor whether or not Mortgagee has received the same or whether or not sufficient funds are available in escrow pursuant to this Section to pay Property Taxes or make demand for such funds.

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(c)          If funds deposited with Mortgagee pursuant to this Section are at any time insufficient to pay any installment of Property Taxes as the same becomes due and payable, then Mortgagor shall pay to Mortgagee promptly upon demand any amount necessary to make up the deficiency at least thirty (30) days before such installment shall be due. If at any time the funds deposited with Mortgagee exceed the amount deemed necessary by Mortgagee to pay such Property Taxes as may then or subsequently be due, such excess shall be credited to Mortgagor against the next monthly installment or installments of such funds to be deposited with Mortgagee on account of Property Taxes. Upon payment of all Indebtedness and performance of all obligations secured by this Mortgage, Mortgagee shall promptly refund to Mortgagor the unexpended balance of any funds then held by Mortgagee in escrow pursuant to this Section. Nothing herein shall cause Mortgagee to be deemed a trustee of such funds or be obligated to pay any amounts in excess of the amount of funds deposited with Mortgagee pursuant to this Section.

(d)          All sums deposited with Mortgagee from time to time shall constitute additional collateral security for all Indebtedness and other obligations secured by this Mortgage. At any time that any Event of Default exists under this Mortgage, Mortgagee shall have the right, at its option, to apply all or any part of the funds then held by Mortgagee to any sums then due and payable to Mortgagee by acceleration or otherwise in such order as Mortgagee may elect instead of applying the same to the payment of Property Taxes as otherwise provided herein.

(e)          Mortgagee may, in its sole discretion, designate a third party to receive, hold and apply the deposits for Property Taxes in accordance with Subsection 2.06(a) of this Mortgage. Mortgagor shall on demand pay the fees of such third party, which may be an affiliate or subsidiary of Mortgagee. At Mortgagee’s option, the amount of such third party fees may be added to the amount estimated by Mortgagee or such third party to be paid into the account held pursuant to this Section and may be paid out of such deposits to such third party as and when such fees are due and payable before the application of such funds to the payment of Property Taxes.

(f)          The provisions of this Section 2.06 shall be waived so long as (i) an Event of Default has not occurred hereunder (even if subsequently cured), (ii) Mortgagor does not fail to provide proof that such taxes and assessments have been paid no later than ten (10) business days prior to their due date, without the necessity of Mortgagee having to demand such proof, (iii) the Premises generate a Debt Service Coverage Ratio in excess of 1.25:1, utilizing the provisions of Rider 4 hereof for purposes of computing the same and (iv) any of Jonathan Holtzman, Wayne Moretti or Bluerock Special Opportunity + Income Fund, LLC directly or indirectly control Mortgagor. If Mortgagor shall fail to meet any of the above conditions, Mortgagor shall commence making such deposits in accordance with the requirements of Subsection 2.06(a) above on the next debt service due date under the terms of the Note, following written demand from Mortgagee.

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2.07         Contesting Property Taxes. Mortgagor shall have the right to contest or object to the amount or validity of any Property Taxes imposed against the Premises by appropriate legal proceedings, but no such contest shall be deemed or construed in any way to relieve, modify or extend Mortgagor’s covenant to pay such Property Taxes unless (a) Mortgagor has given written notice to Mortgagee of Mortgagor’s intent to so contest or object to the imposition of such Property Taxes not less than thirty (30) days prior to the date on which such Property Taxes are due and payable and (b) Mortgagor has demonstrated to Mortgagee’s satisfaction in its sole and absolute discretion that (i) payment of the Property Taxes Mortgagor intends to contest or object to would by operation of law constitute a waiver of Mortgagor’s right to contest the same and (ii) the conduct of legal proceedings to contest or object to such Property Taxes will conclusively operate to prevent the sale of the Premises or any part thereof or interest therein in payment of such Property Taxes prior to final determination of such proceedings. In no event shall Mortgagor’s decision to contest the imposition of any Property Taxes affect Mortgagor’s obligation to continue to make payments on account of Property Taxes into escrow with Mortgagee or its designee as elsewhere provided herein. Neither Mortgagee nor its designee shall pay any Property Taxes being contested out of such escrow as long as (w) Mortgagor promptly commences and thereafter continues to conduct such contest with due diligence and in good faith, (x) Mortgagor provides evidence of the same satisfactory to Mortgagee, in its sole and absolute discretion, from time to time within ten (10) days after written request therefor, (y) Mortgagor deposits into escrow with Mortgagee or its designee, in addition to all Property Taxes which would, absent such contest, be due and payable, such additional sums as Mortgagee or its designee shall determine from time to time in its sole and absolute discretion as sufficient to pay all interest, late payment fees, penalties and other charges which may be imposed for nonpayment of such Property Taxes as if the same were not being contested, and (z) Mortgagee is satisfied in its sole and absolute discretion that neither the Premises nor any part thereof is in danger of sale, foreclosure or forfeiture by reason of the nonpayment of such Property Taxes or any interest, late payment fees, penalties and other charges imposed in connection therewith.

2.08         Insurance Coverage. Mortgagor shall at all times provide, maintain and keep in force the following policies of insurance:

(a)          Property insurance against loss or damage to the Improvements by fire and all other risks of physical loss or damage with coverage known as “all risk” in an amount not less than the full replacement cost of the Improvements (without deduction for depreciation), including, without limitation, sprinkler leakage, water/flood damage, demolition cost, cost of debris removal, increased cost of construction arising from operation or enforcement of building laws and ordinances, and such additional endorsements as Mortgagee may reasonably require, with not more than Twenty-Five Thousand Dollars ($25,000.00) deductible from the loss payable for any casualty, and containing an “agreed amount endorsement” or other endorsement to eliminate application of the coinsurance clause. Mortgagor shall provide terrorist coverage either as a non-exclusion from the all risk policy or as a stand alone policy with coverage otherwise conforming to the above;

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(b)          If Mortgagee determines that the Premises is in an earthquake zone, insurance against loss or damage to the Improvements from earthquake and/or earth movement, in such amounts and with such deductibles as are required by Mortgagee; provided, however, if Mortgagee determines that the probable maximum loss (“PML”) for the Premises in the event of an earthquake (based upon a 475 year return-period loss level with a ten percent (10%) probability of exceedance in a fifty (50) year period) is less than fifteen percent (15%), Mortgagee will not require that Mortgagor carry earthquake insurance for the Premises, but if at any time Mortgagee thereafter determines that the PML is equal to or greater than fifteen percent (15%), Mortgagee may require that Mortgagor carry earthquake insurance for the Premises;

(c)          To the extent that any Rents realized from the Premises constitute rental income (as such term is commonly understood in the insurance industry), insurance against loss of rental income caused by the perils required to be insured against in (a), (b) and (e) of this Section, on an Actual Loss Sustained basis with no time limitation and a 180 day extended period of indemnity;

(d)          To the extent that any Rents realized from the Premises constitute business income (as such term is commonly understood in the insurance industry), insurance against loss of business income caused by the perils required to be insured against in (a), (b), and (e) of this Section, on an Actual Loss Sustained basis with no time limitation and a 180 day extended period of indemnity;

(e)          Boiler and machinery insurance covering damage to pressure vessels, air tanks, boilers, machinery, pressure piping, electrical, heating, ventilation and air conditioning equipment, and elevator and escalator equipment, provided the Improvements contain equipment of such nature, in such amounts as are required by Mortgagee;

(f)          Commercial general liability insurance (including coverage for elevators and escalators, if any, on the Premises and, if any construction of new or major renovation of existing Improvements occurs, completed operations coverage for two (2) years after construction or renovation of such Improvements has been completed), on an “occurrence” basis, against claims for bodily injury including death, property damage and “Personal Injury” occurring in, on or about the Premises and the adjoining streets, sidewalks and passageways, such insurance to name Mortgagee as an additional insured and to be in such amounts as are required by Mortgagee;

(g)          Workers’ Compensation insurance (including Employers’ Liability) in accordance with the laws of the state in which the Land is situated for all employees of Mortgagor engaged on or with respect to the Premises;

(h)          During the course of any construction, repair or renovation of the Improvements or any portion thereof,

(1)         Workers Compensation insurance (including Employers’ Liability) in accordance with the laws of the state in which the Land is situated on all employees of contractors, sub-contractors, consultants and vendors engaged on or with respect to the Premises;

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(2)         Commercial general liability insurance naming Mortgagee as additional insured covering operations of all contractors and sub-contractors, including completed operations coverage for two (2) years after construction or renovation of such Improvements, with such other endorsements and in such amounts as Mortgagee may require; and

(3)         Builders’ risk completed value insurance against “all risks of physical loss,” including collapse, transit and, if required by Mortgagee, “soft costs” coverage, with deductibles not to exceed Twenty-Five Thousand Dollars ($25,000.00), in nonreporting form, covering the total value of work performed and equipment, supplies and materials furnished, and containing the “permission to occupy before completion of work” endorsement;

(i)          Such other insurance and any replacements or substitutions therefor or additions thereto as may at any time and from time to time be required by Mortgagee against other insurable hazards or casualties, including, but not limited to, war, nuclear reaction or radioactive contamination (if it is available at commercially reasonable rates), each in such amount as Mortgagee shall determine.

2.09         Policies and Premiums.

(a)          All policies of insurance shall be issued by companies satisfactory to Mortgagee which are authorized to do business in the state in which the Land is situated and shall have a Best’s rating of not less than A/XII. All policies of insurance shall be primary insurance and shall not be considered contributory insurance with any insurance policies of the Lender or any other additional insureds specified by Mortgagee. All policies of insurance shall show Mortgagee as mortgagee and shall have attached thereto a lender’s loss payable endorsement for the benefit of Mortgagee in form satisfactory to Mortgagee. Mortgagor shall furnish Mortgagee with originals of all policies of insurance. If Mortgagee consents to Mortgagor providing any of the required insurance through blanket policies carried by Mortgagor and covering more than one (1) location, then Mortgagor shall furnish Mortgagee with a certified copy of each such policy and a certificate of insurance for each such policy setting forth the coverage as to the Premises including the exclusive allocation of the insured amount to the Premises, the limits of liability as to the Premises, the name of the carrier, the policy number, the expiration date and such additional information as Mortgagee may require.

(b)          Every policy of insurance required by this Mortgage shall contain the endorsement or agreement of the insurer thereunder to waive all rights of setoff, counterclaims or deductions against Mortgagor and to pay all losses payable in accordance with the terms of such policy notwithstanding any act, omission or negligence of Mortgagor which might otherwise result in forfeiture of such insurance.

(c)          Within thirty (30) business days after the expiration date of each insurance policy, Mortgagor shall furnish Mortgagee with evidence satisfactory to Mortgagee of the payment of the premium and arrangements for the reissuance of a policy continuing insurance in force without interruption as required by this Mortgage. The expiration or lapse of any insurance policy required hereunder shall constitute an Event of Default, as provided in Subsection 3.01(c) hereof.

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(d)          All policies required hereunder shall contain a provision that such policies will not be canceled or materially amended, which term shall include any reduction in the scope or limits of coverage, without at least thirty (30) days prior written notice to Mortgagee.

(e)          If Mortgagor fails to provide, maintain, keep in force or deliver and furnish to Mortgagee the policies of insurance required by this Mortgage, Mortgagee may, but shall not be obligated to, procure such insurance or single interest insurance for such risks covering Mortgagee’s interest and pay the premiums for any such insurance. All sums advanced by Mortgagee to pay premiums on insurance policies which Mortgagor is required to maintain hereunder shall be due and payable by Mortgagor to Mortgagee on demand and shall earn interest from and after the date the same are paid by Mortgagee, whether or not demand for repayment is then made, at the interest rate applicable under the Note from and after maturity. All sums so advanced and all interest thereon shall be a lien on and security interest in the Premises and shall be secured by this Mortgage in addition to all other obligations of Mortgagor to Mortgagee secured hereby.

(f)          In the event of foreclosure of this Mortgage or other transfer of title or assignment of the Premises in lieu of foreclosure, all right, title and interest of Mortgagor in and to all policies of insurance required by this Mortgage shall inure to the benefit of and pass to Mortgagee or any other purchaser or purchasers of the Premises at the foreclosure sale.

2.10         Deposits for Insurance Premiums.

(a)          Without limiting the obligations of Mortgagor to pay premiums on insurance policies which Mortgagor is required to maintain under this Mortgage as and when the same are due and payable, Mortgagor shall deposit with Mortgagee on the first day of each and every month an amount on account of each policy of insurance Mortgagor is required to maintain under this Mortgage equal to one-twelfth (1/12) of the premiums to become payable during the ensuing twelve (12) months in order to continue such insurance coverage in full force and effect, as estimated from time to time by Mortgagee (but with the first such payment to be in such amount as shall, with the succeeding payments, be sufficient to pay the next premium on account of such insurance policy due and payable thereafter at least thirty (30) days before they become due and payable). All sums to be deposited with the Mortgagee pursuant to this Section shall be paid to Mortgagee in addition to principal, interest and any other payments required by the Note or this Mortgage. Mortgagee shall have no obligation to pay interest on any sums deposited in escrow with Mortgagee and may commingle them with other funds of Mortgagee.

(b)          Mortgagor shall cause all bills, statements or other documents relating to the foregoing insurance premiums to be sent or mailed directly to Mortgagee. Provided Mortgagee receives such bills, statements or other documents in a timely manner and provided further that Mortgagor has deposited sufficient funds on account of premiums due and payable on any existing or replacement policy required by this Mortgage with Mortgagee pursuant to this Section at least thirty (30) days prior to the date the same shall be due and payable, Mortgagee shall pay the premiums for such policy out of the funds deposited with Mortgagee pursuant to this Section in accordance with such bills, statements and other documents prior to such time as the same shall become delinquent. Mortgagor shall be solely responsible for causing all bills, statements and other documents relating to insurance premiums to be delivered to Mortgagee and for depositing sufficient sums with Mortgagee to pay the same. Mortgagee shall have no obligation to obtain any such bills, statements or other documents or advise Mortgagor whether or not Mortgagee has received the same or whether or not sufficient funds are available to deposit pursuant to this Section to pay insurance premiums or make demand for such funds.

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(c)          If funds deposited with Mortgagee pursuant to this Section on account of any insurance policy are at any time insufficient to pay any premium thereon as the same becomes due and payable, then Mortgagor shall pay to Mortgagee promptly upon demand any amount necessary to make up the deficiency at least thirty (30) days before the date such premium shall be due and payable. If at any time the funds deposited with Mortgagee on account of any insurance policy exceed the amount deemed necessary by Mortgagee to pay such premiums on such policy as may then or subsequently be due, such excess shall be credited to Mortgagor against the next monthly installment or installments of funds to be deposited with Mortgagee on account of such premiums. Upon payment and performance in full of all Indebtedness and obligations secured by this Mortgage, Mortgagee shall promptly refund to Mortgagor the unexpended balance of any funds then held by Mortgagee in escrow pursuant to this Section. Nothing herein shall cause Mortgagee to be deemed a trustee of such funds or to be obligated to pay any amounts in excess of the amount of funds deposited with Mortgagee pursuant to this Section.

(d)          All sums deposited with Mortgagee from time to time shall constitute additional collateral security for all Indebtedness and obligations secured by this Mortgage. Following the occurrence of any Event of Default under this Mortgage Mortgagee shall have the right to apply all or any part of the funds then held by Mortgagee to any sums then due and payable to Mortgagee, by acceleration or otherwise, in such order as Mortgagee may elect instead of applying the same to the payment of insurance premiums as otherwise provided herein.

(e)          Mortgagee may, in its sole discretion, designate a third party to maintain the escrow for insurance premiums provided for herein on such terms and conditions as may be satisfactory to Mortgagee. Mortgagor shall on demand pay the fees of such third party, which may be an affiliate or subsidiary of Mortgagee. At Mortgagee’s option, the amount of such third party fees shall be added to the amount estimated by Mortgagee or such third party to be paid into escrow pursuant to this Section and may be paid out of such escrow to such third party as and when such fees are due and payable before the application of such funds to the payment of insurance premiums.

(f)          The provisions of this Section 2.10 shall be waived so long as (i) an Event of Default has not occurred hereunder (even if subsequently cured), (ii) Mortgagor does not fail to provide proof that such insurance premiums have been paid as required by Subsection 2.09(c), without the necessity of Mortgagee having to demand such proof, and (iii) any of Jonathan Holtzman, Wayne Moretti or Bluerock Special Opportunity + Income Fund, LLC directly or indirectly control Mortgagor. If Mortgagor shall fail to meet any of the above conditions, Mortgagor shall commence making such deposits in accordance with the requirements of Subsection 2.10(a) above on the next debt service due date under the terms of the Note, following written demand from Mortgagee.

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2.11         Leases.

(a)          Mortgagor shall not enter into any Major Leases without Mortgagee’s prior written consent in each instance. Furthermore, Mortgagor shall not have the right to enter into Leases other than Major Leases without Mortgagee’s prior written consent, unless such Lease complies with the following conditions: (i) the tenant thereunder is an independent third party unaffiliated with Mortgagor (except that Mortgagor may enter into Corporate Leases with Leading Apartments which are otherwise in compliance with the terms hereof); (ii) the Rents due and payable thereunder are equal to or greater than the fair market rental of the space demised; and (iii) such Lease is on a standard lease form approved by Mortgagee, with no material changes.

(b)          Mortgagor shall pay, perform and discharge, as and when payment, performance and discharge are due, all obligations of Mortgagor as landlord under all Leases. Mortgagor shall give Mortgagee prompt notice of any default by Mortgagor claimed by any tenant under any Lease, together with a copy of any notice of default given by any such tenant to Mortgagor.

(c)          Mortgagor shall enforce all covenants and agreements on the tenant’s part to be performed or complied with under each of the Leases and on the guarantor’s part to be performed or complied with under any guaranty given in connection with any Lease. Mortgagor shall not, without the prior written consent of Mortgagee in each instance, cancel, terminate or accept the surrender of any Major Lease or waive or release any obligation or liability of any tenant under any Major Lease or of any guarantor under any guaranty thereof.

(d)          Mortgagor shall not, without Mortgagee’s prior written consent in each instance, accept prepayment of rent under any Lease for more than thirty (30) days in advance or permit any tenant to offset or credit sums due and payable by Mortgagor to such tenant against Rents. Mortgagor shall not create any lien or security interest which would be superior to the Leases or would, upon foreclosure, extinguish any of the Leases.

(e)          Mortgagor shall, at Mortgagor’s expense, appear in and defend any action or proceeding arising from or connected with any of the Leases or any obligation or liability of Mortgagor as landlord thereunder. Mortgagor shall diligently pursue all remedies, including, without limitation, claims for damages available at law or in equity against any tenant under a Lease or guarantor thereof and shall not settle or compromise any such claims without Mortgagee’s prior written consent in each instance.

(f)          Mortgagor shall, at any time and from time to time upon request by Mortgagee, execute, acknowledge and deliver to Mortgagee an assignment of the Leases, in form and substance satisfactory to Mortgagee, transferring and assigning Mortgagor’s interest in the Leases to Mortgagee. Mortgagor shall furnish to Mortgagee copies of all Leases requested by Mortgagee within ten (10) days following Mortgagee’s demand therefor.

(g)          Intentionally omitted.

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(h)          Mortgagor shall not, without Mortgagee’s prior written consent, terminate any Major Lease.

(i)          No Lease shall afford any tenant the right or option to purchase any portion of the Premises, but if any Lease approved by Mortgagee contains a purchase right or purchase option in favor of the tenant, then any sums paid in connection with the exercise of such right or option shall be paid to Mortgagee, with prepayment charge, and applied in reduction of the sums hereby secured in such order as Mortgagee shall determine.

(j)          No more than 35 of the apartments in the Premises shall, at any one time, be leased pursuant to Corporate Leases.

2.12         Environmental Compliance.

(a)          In addition to and without limiting any other obligations of Mortgagor under this Mortgage and the other Loan Documents, Mortgagor shall comply with all Environmental Laws relating to the Premises and the conduct of Mortgagor’s business in connection therewith. Mortgagor shall immediately remove and dispose of any Hazardous Substance found on, in, under or affecting the Premises (except for Hazardous Materials in such amounts commonly and lawfully stored for use in the normal maintenance and operation of the Premises for its intended purpose and in compliance with Environmental Law). All such removals and disposals shall be undertaken and performed in compliance with Environmental Laws. Mortgagor shall not release, or permit, allow or suffer any release or threat of release, of any Hazardous Substance on, in, under or affecting the Premises or from the Premises onto any properties adjacent to the Premises except for such de minimis releases typically associated with the use of portions of the Premises for driving and parking motor vehicles, and which, in Mortgagee’s sole and absolute opinion, are not likely to result in any liability under any Environmental Laws, and except for such amounts commonly and lawfully stored for use in the normal maintenance and operation of the Land and Improvements for their intended purpose and in compliance with Environmental Laws. Mortgagor shall not generate or permit, allow or suffer any Hazardous Substances to be generated on, in or under the Premises. Mortgagor shall not store or permit, allow or suffer Hazardous Substances to be stored on, in or under the Premises (except for such amounts commonly and lawfully stored for use in the normal maintenance and operation of the Premises for its intended purpose and in compliance with Environmental Law). Mortgagor shall not permit, allow or suffer any lien under any Environmental Law to attach to or encumber the Premises or any part thereof or interest therein.

(b)          Mortgagor shall indemnify Mortgagee, defend Mortgagee (with attorneys acceptable to Mortgagee) and hold Mortgagee harmless from and against any and all Environmental Losses, other than Environmental Losses to the extent resulting from Mortgagee's gross negligence or willful misconduct.

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(c)          If Mortgagor shall fail to comply with any of the provisions of this Section or any provision of any other Loan Document relating to Hazardous Substances and/or Environmental Laws, Mortgagee shall have the right, but not the obligation, to enter upon the Premises and to expend funds to cure such failure by performing such remedial work as may be necessary to make the Premises conform to all Environmental Laws. Any amounts expended by Mortgagee as a result thereof shall be due and payable by Mortgagor to Mortgagee on demand and shall earn interest from and after the date the same are expended by Mortgagee, whether or not demand for repayment is then made, at the interest rate applicable under the Note from and after maturity. All such amounts and all interest thereon shall be a lien on and security interest in the Premises and shall be secured by this Mortgage in addition to all other obligations of Mortgagor to Mortgagee secured hereby. Any partial exercise by Mortgagee of Mortgagee’s remedies herein, including any partial undertaking by Mortgagee of remedial work, shall not obligate Mortgagee to continue to exercise such remedies or complete any remedial work commenced or take any further or additional actions or require Mortgagee to expend or incur any further sums in connection therewith. The exercise by Mortgagee of Mortgagee’s remedies herein shall not operate to place upon Mortgagee any responsibility for the operation, control, care, management or repair of the Premises, or make Mortgagee the “owner” or “operator” of the Premises or a “responsible party” within the meaning of Environmental Laws.

(d)          Mortgagor shall provide Mortgagee with prompt written notice: (i) upon Mortgagor becoming aware of the presence of any Hazardous Substance on the Premises (except for such amounts commonly and lawfully stored for use in the normal maintenance and operation of the Premises for its intended purpose and in compliance with Environmental Law) or any property adjacent thereto or of any release or threat of release of any Hazardous Substance on, in, under or affecting the Premises or emanating from the Premises, (ii) upon Mortgagor’s receipt of any notice from any federal, state, municipal or other governmental agency or authority in connection with any Hazardous Substance on, in, under or affecting the Premises or emanating from the Premises, (iii) upon Mortgagor obtaining knowledge of any incurrence of any expense by any governmental or quasi governmental authority in connection with the assessment, containment or removal of any Hazardous Substances located on, in, under or affecting the Premises or emanating from the Premises and (iv) upon receipt by Mortgagor from any adjoining property owner or other third-party claiming that Mortgagor or the Premises is in violation of Environmental Laws or that Hazardous Substances exist at or are being released from the Premises.

2.13         Casualty.

(a)          If the Premises or any part thereof or interest therein is damaged or destroyed by any casualty, Mortgagor shall give prompt notice thereof to Mortgagee.

(b)          Mortgagee shall have the right to receive all proceeds of insurance in excess of $50,000 payable on account of any loss, damage or destruction affecting the Premises or any part thereof or interest therein, and Mortgagor hereby authorizes and directs each insurance company to pay all such insurance proceeds directly to Mortgagee. Mortgagor hereby absolutely, unconditionally and irrevocably assigns to Mortgagee all Mortgagor’s rights to such insurance proceeds, including, without limitation, the right to receive the same, and Mortgagor agrees to execute such further assignments confirming the foregoing as Mortgagee may from time to time require. So long as no Event of Default has occurred and is continuing, (i) Mortgagee shall have the right, but not the obligation, to participate in any action or proceeding in connection with any loss, damage or destruction and/or any settlement of the amount of insurance proceeds payable on account thereof in excess of $50,000, and (ii) there shall be no settlement, adjustment or compromise of any claim for loss, damage or destruction affecting the Premises or any part thereof or interest therein under any policy of insurance in excess of $50,000 without Mortgagee’s prior written consent. After the occurrence and during the continuance of any Event of Default, Mortgagee shall have the right, but not the obligation, to commence, appear in and prosecute in its own name any action or proceeding in connection with any loss, damage or destruction and/or any insurance proceeds payable on account thereof and is hereby authorized and empowered by Mortgagor to settle, adjust or compromise all claims for loss, damage or destruction affecting the Premises or any part thereof or interest therein under all policies of insurance. Mortgagee shall not be responsible for any failure to collect any insurance proceeds, regardless of the cause of such failure.

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(c)          In the event the Premises or any part thereof or interest therein is damaged or destroyed by fire or other casualty, Mortgagee shall have the right, regardless of any impairment of security or lack thereof, to apply all or any part of the net insurance proceeds paid on account of such damage or destruction (i) to any Indebtedness secured hereby in such order as Mortgagee may determine or (ii) to the repair and restoration of the Premises. As used herein, “net insurance proceeds” shall mean the amount by which (iii) all insurance proceeds paid on account of any damage or destruction to the Premises or any part thereof or interest therein, exceed (iv) all costs and expenses, including, without limitation, the fees of attorneys, appraisers, engineers and other consultants and advisers, incurred by Mortgagee in connection with the collection of such proceeds, Mortgagee’s decision to apply such proceeds to either the reduction of the Indebtedness and/or the repair and restoration of the Premises, and/or administering and monitoring the application of such proceeds to the repair and restoration of the Premises if Mortgagee elects to apply such proceeds or any part thereof to such purpose.

(d)          Anything to the contrary in Subsection 2.13(c) notwithstanding, if forty percent (40%) or more of the net rentable area of the Improvements is damaged or destroyed by fire or other casualty (as determined by an architect or engineer selected by Mortgagee, whose services shall be paid for by Mortgagor), Mortgagee’s decision to apply all or any portion of the net insurance proceeds to repair and restoration instead of in reduction of the Indebtedness shall be made in Mortgagee’s sole and absolute discretion and if less than forty percent (40%) of the net rentable area of the Improvements is damaged or destroyed by fire or other casualty, then Mortgagee shall, upon Mortgagor’s written request, permit Mortgagor to apply the net insurance proceeds paid on account of any casualty to the repair and restoration of the Premises subject to the terms and conditions set forth in Subsection 2.13(e), provided that the following conditions are met:

(i)          No Event of Default exists hereunder and no event has occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder;

(ii)         The Premises can, in Mortgagee’s sole judgment, with diligent restoration or repair, be returned to a condition at least equal to the condition thereof that existed prior to the casualty causing the loss or damage within the earlier to occur of (A) nine (9) months after the receipt of insurance proceeds or (B) twelve (12) months prior to the stated maturity date of the Note;

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(iii)        All necessary governmental approvals can be obtained to allow the rebuilding and re-occupancy of the Premises;

(iv)        There are sufficient funds available (through insurance proceeds and contributions by Mortgagor, the full amount of which shall at Mortgagee’s option have been deposited with Mortgagee) for such restoration or repair, including without limitation, for any “upgrades” required by applicable law, for any costs and expenses of Mortgagee to be incurred in administering said restoration or repair and for payment of principal and interest to become due and payable under the Note during such restoration or repair;

(v)         In Mortgagee’s reasonable judgment, net operating income of the Premises for the calendar quarter immediately prior to the casualty annualized and adjusted for any Leases which have been entered into or terminated since the end of such quarter or which in Mortgagee’s reasonable judgment are likely to be terminated by reason of the casualty and not replaced within six months of the date of such casualty and divided by the annual amount of debt service (interest and principal) then payable under the Note shall result in a quotient equal to or greater than one and twenty-five one hundredths (1.25); and

(vi)        In Mortgagee’s sole judgment, the outstanding principal balance of the Indebtedness secured hereby divided by the appraised value of the Premises (determined on the assumption that restoration has been completed and all exercisable termination rights [determined by Mortgagee as likely to be exercised] by reason of the casualty have been exercised by the tenants, such appraisal to be prepared by an appraiser selected by Mortgagee and paid for by Mortgagor) shall be equal to or less than seventy percent (70%).

(e)          If at Mortgagee’s election or otherwise pursuant to the provisions hereof, the net insurance proceeds paid on account of any casualty are to be applied to the repair and restoration of the Premises, Mortgagor shall repair all damage and destruction and restore the Premises to a condition equal to or better than the condition of the Premises before the casualty. Mortgagee shall have the right, at Mortgagee’s option, to hold all insurance proceeds in excess of $100,000 pending completion of repairs and restoration and to disburse the same from time to time as work progresses subject to such disbursement procedures, terms and conditions as Mortgagee may reasonably establish. Such procedures, terms and conditions may include, without limitation, the following:

(i)          Mortgagee’s prior approval of all contractors, architects and engineers retained by Mortgagor for such work;

(ii)         Mortgagee’s prior approval of plans and specifications prepared by a licensed architect, of hard and soft cost budgets for such work and of all changes to the foregoing;

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(iii)        Delivery to Mortgagee of evidence satisfactory to Mortgagee that all permits, licenses and approvals required for the work have been obtained and are in full force and effect;

(iv)        Delivery to Mortgagee prior to each disbursement of insurance proceeds of such affidavits and certificates as to such matters as Mortgagee may request, including, without limitation, certificates of the approved architect or engineer that (i) all of the work completed has been done in compliance with the approved plans and specifications, if any, (ii) such disbursement is justly required to reimburse such Mortgagor for payments by Mortgagor to, or are justly due to, contractors, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the work, (iii) the amount of such disbursement, when added to all sums previously disbursed by Mortgagee and all holdbacks, if any, does not exceed the cost of the work done to the date of such certificate, (iv) the amount of insurance proceeds held by Mortgagee after such disbursement (without taking into account any holdbacks) will be sufficient on completion of the work to pay for the same in full;

(v)         Delivery to Mortgagee prior to each disbursement of insurance proceeds of waivers or releases of lien for work completed and title searches confirming that there has not been filed with respect to the Premises any mechanics’ or other lien or instrument for the retention of title in respect of any part of the work not discharged of record;

(vi)        Retention of such holdbacks out of each disbursement for work performed as Mortgagee may deem advisable pending completion of the work;

(vii)       Depositing with Mortgagee such sums in excess of undisbursed net insurance proceeds (exclusive of holdbacks) as Mortgagee may from time to time determine are required to complete the work;

(viii)      Delivery of performance bonds and labor and material payment bonds issued by sureties acceptable to Mortgagee on such terms and in such amounts as Mortgagee shall determine;

(ix)         Intentionally omitted; and

(x)          Delivery when the work has been completed of a copy of any certificate or certificates required by law to render occupancy of the Improvements legal.

(f)          Mortgagor acknowledges and agrees that the rights granted Mortgagee in this Section in the event of any loss, damage or destruction of the Premises or any part thereof or interest therein constitute reasonable protections of Mortgagee’s security therein and that Mortgagor’s agreement to comply with such terms, conditions and procedures as Mortgagee may impose in return for its agreement to apply net insurance proceeds for repair and restoration constitutes consideration to Mortgagee for waiving its right hereunder to apply such proceeds to reduction of the Indebtedness secured hereby. Mortgagee shall have the right, but not the obligation, to apply any proceeds held by it to cure any default by Mortgagor under the Loan Documents. Mortgagee shall have no obligation to release any insurance proceeds, even after agreeing to apply the same to the repair and restoration of the Premises or after work thereon has commenced, following the occurrence and during the continuance of any Event of Default under this Mortgage, in which event Mortgagee shall have the right to apply the same to any Indebtedness secured hereby in such order as Mortgagee may determine. Excess insurance proceeds, if any, remaining after the completion of any repair and restoration being paid for out of net insurance proceeds (and after the payment by Mortgagor of the portion of the costs and expenses thereof equal to the amount of any deductible under Mortgagor’s insurance policy) shall be applied to any Indebtedness secured hereby in such order as Mortgagee may determine.

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(g)          Nothing herein shall excuse Mortgagor from operating and maintaining the Premises following such casualty in accordance with the Section of this Mortgage entitled “Operation of Premises” or from promptly repairing all damage and restoring the Premises to a condition equal to or better than the condition of the Premises before the casualty, regardless of whether or not there are insurance proceeds available for such purposes or whether the amount of such insurance proceeds are sufficient therefor. Neither the application by Mortgagee of any such insurance proceeds to the Indebtedness secured hereby or the release of the same to Mortgagor for the repair and restoration of the Premises or otherwise shall cure or waive any default or Event of Default under this Mortgage or invalidate any act done pursuant to any notice of default given pursuant thereto.

(h)          Notwithstanding any loss, damage or destruction of the Premises or any part thereof or interest therein or the application of any insurance proceeds realized thereby to the Indebtedness secured hereby, Mortgagor shall continue to pay the Note in accordance with the terms thereof and perform all the other obligations under this Mortgage until the entire Indebtedness secured hereby has been paid in full. No loss, damage or destruction shall be deemed to reduce any Indebtedness secured by this Mortgage or stay the accrual of interest thereon except to the extent insurance proceeds are actually received by Mortgagee and Mortgagee has given written notice to Mortgagor of the application of such proceeds to the reduction of the Indebtedness.

(i)          If, following the occurrence of any loss, damage or destruction to the Premises or any part thereof or interest therein but prior to the receipt by Mortgagee of any of the proceeds thereof, the Premises shall be sold on foreclosure of this Mortgage, Mortgagee shall have the right to receive all insurance proceeds payable on account of such loss, damage or destruction and apply such proceeds to any deficiency found to be due upon such sale, with legal interest thereon, whether or not a deficiency judgment on this Mortgage shall have been sought or recovered or denied, and to all costs and expenses, including attorneys’ fees, incurred by Mortgagee in connection with the collection of such proceeds.

(j)          Proceeds of insurance against loss of rental and/or business income shall be paid to Mortgagee to be applied each month first to accrued but unpaid interest as it becomes due, then to the outstanding principal sum in accordance with the provisions of the Note and then to fund any required Property Tax or insurance premium deposit and the payment of any other amounts required by the Loan Documents. Thereafter, Mortgagee shall establish a reserve for any future payments Mortgagee reasonably determines should be paid from such proceeds and, provided no Event of Default hereunder or under any of the other Loan Documents shall have occurred and be continuing, Mortgagee shall remit the balance of such proceeds each month to Mortgagor.

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2.14         Condemnation.

(a)          Mortgagor shall give prompt written notice to Mortgagee of the occurrence of any Taking or of the receipt by Mortgagor of any notice or other information regarding any Taking or contemplated Taking.

(b)          Mortgagee shall have the right to receive all proceeds payable on account of any Taking, and Mortgagor hereby authorizes and directs the government or quasi governmental authority doing such Taking to pay all proceeds payable on account thereof directly to Mortgagee. So long as no Event of Default has occurred and is continuing, (i) Mortgagee shall have the right, but not the obligation to participate in any action or proceeding in connection with any Taking and/or any settlement of the amount of proceeds payable on account thereof, and (ii) there shall be no settlement, adjustment or compromise in connection with any Taking affecting the Premises or any part thereof or interest therein without Mortgagee’s prior written consent. After the occurrence and during the continuance of any Event of Default Mortgagee shall have the right, but not the obligation, to commence, appear in and prosecute in its own name any action or proceeding in connection with any Taking and to compromise or settle the same without Mortgagor’s consent. Mortgagor hereby absolutely, unconditionally and irrevocably assigns to Mortgagee all Mortgagor’s rights in respect of any Taking, including, without limitation, the right to receive all proceeds thereof, and Mortgagor agrees to execute such further assignments confirming the foregoing as Mortgagee may from time to time require. Mortgagee shall not be responsible for any failure to collect any such proceeds, regardless of the cause of such failure.

(c)          Mortgagee shall have the right, in its sole and absolute discretion, regardless of any impairment of security or lack thereof, to apply all or any part of the net condemnation proceeds of any Taking (i) to any Indebtedness secured hereby in such order as Mortgagee may determine or (ii) to the repair and restoration of the remaining portions of the Premises. As used herein, “net condemnation proceeds” shall mean the amount by which (iii) all proceeds paid on account of any Taking exceed (iv) all costs and expenses, including, without limitation, the fees of attorneys, appraisers, engineers and other consultants and advisers, incurred by Mortgagee in connection with the collection of such proceeds, Mortgagee’s decision to apply such proceeds to either the reduction of the Indebtedness and/or the repair and restoration of the remaining portions of the Premises, and/or administering and monitoring the application of such proceeds to the repair and restoration of the remaining portions of the Premises if Mortgagee elects to apply such proceeds or any part thereof to such purpose.

(d)          Mortgagee’s decision to apply all or any portion of the net condemnation proceeds to repair and restoration instead of in reduction of the Indebtedness shall be made in Mortgagee’s sole and absolute discretion and shall be based on consideration of such factors as Mortgagee deems relevant including, without limitation, the criteria set forth in the Section of this Mortgage entitled “Casualty” with respect to the application of net insurance proceeds.

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(e)          If Mortgagee elects to apply the net condemnation proceeds paid on account of any Taking to the repair and restoration of the remaining portions of the Premises, Mortgagor shall, to the maximum extent possible, repair all damage and restore the remaining portion of the Premises to a condition equal to or better than the condition of the entire Premises before the Taking. Mortgagee shall have the right, at Mortgagee’s option, to hold all net condemnation proceeds of any Taking pending completion of repairs and restoration and to disburse the same from time to time as work progresses subject to such disbursement procedures, terms and conditions as Mortgagee may establish. Such procedures, terms and conditions may include, without limitation, the requirements set forth in the Section of this Mortgage entitled “Casualty” with respect to the disbursement of net insurance proceeds for repair and restoration.

(f)          Mortgagor acknowledges and agrees that the rights granted Mortgagee in this Section in the event of any Taking constitute reasonable protections of Mortgagee’s security in the Premises and that Mortgagor’s agreement to comply with such terms, conditions and procedures as Mortgagee may impose in return for its agreement to apply the net condemnation proceeds of any Taking for repair and restoration constitutes consideration to Mortgagee for waiving its right hereunder to apply such proceeds to reduction of the Indebtedness secured hereby. Mortgagee shall have the right, but not the obligation, to apply any net condemnation proceeds held by it to cure any default by Mortgagor under the Loan Documents. Mortgagee shall have no obligation to release any net condemnation proceeds, even after agreeing to apply the same to the repair and restoration of the Premises or after work thereon has commenced, following the occurrence and during the continuance of an Event of Default under this Mortgage, in which event Mortgagee shall have the right to apply the same to any Indebtedness secured hereby in such order as Mortgagee may determine. Excess net condemnation proceeds, if any, remaining after the completion of any repair and restoration being paid for out of net condemnation proceeds shall be applied to any Indebtedness secured hereby in such order as Mortgagee may determine.

(g)          Nothing herein shall excuse the Mortgagor from operating and maintaining the Premises or any portion thereof remaining after such Taking in accordance with the Section of this Mortgage entitled “Operation of Premises” or from promptly repairing and restoring the Premises or the remaining portion thereof, to the maximum extent possible, to a condition equal to or better than the condition of the entire Premises before such Taking, regardless of whether or not there are proceeds available for such purposes or whether the amount of such proceeds are sufficient therefor. Neither the application by Mortgagee of any such proceeds to the Indebtedness secured hereby nor the release of the same to Mortgagor for the repair and restoration of the Premises or otherwise shall cure or waive any default or Event of Default under this Mortgage or invalidate any act done pursuant to any notice of default given pursuant thereto.

(h)          Notwithstanding the occurrence of any Taking or the application of any proceeds realized thereby to the Indebtedness secured hereby, Mortgagor shall continue to pay the Note in accordance with the terms thereof and perform all the other obligations under this Mortgage until the entire Indebtedness secured hereby has been paid in full. No Taking shall be deemed to reduce any Indebtedness secured by this Mortgage or stay the accrual of interest thereon except to the extent any proceeds thereof are actually received by Mortgagee and Mortgagee has given written notice to Mortgagor of the application of such proceeds to the reduction of the Indebtedness.

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(i)          If, following the occurrence of any Taking but prior to the receipt by Mortgagee of any of the proceeds thereof, the Premises shall be sold on foreclosure of this Mortgage, Mortgagee shall have the right to receive all proceeds payable on account of such Taking and apply such proceeds to of any deficiency found to be due upon such sale, with legal interest thereon, whether or not a deficiency judgment on this Mortgage shall have been sought or recovered or denied, and to all costs and expenses, including attorneys’ fees, incurred by Mortgagee in connection with the collection of such proceeds.

2.15         Records and Accounts. Mortgagor shall keep or cause to be kept full, true and complete records and books of account in accordance with generally accepted accounting principles modified in accordance with such standards as generally apply to real estate assets. Mortgagor’s fiscal year shall be the calendar year, and its accounts shall be kept on such basis. Mortgagor’s accounts shall be kept current at all times, and all transactions of Mortgagor shall be promptly and accurately entered therein. All Mortgagor’s records and books of account, originals of all documents with respect to its organization, all minute books and other records relating to its continued existence, complete and accurate records of all persons, directly or indirectly through one or more intermediary persons, owning a legal or beneficial interest in Mortgagor as shareholders, partners or otherwise, originals of all Leases, Contracts, insurance policies and any and all other agreements relating to or affecting the Premises, all correspondence and other files relating thereto, originals of all licenses and permits, all plans and specifications with respect to the Premises, all environmental reports, financial analyses, engineering reports, appraisals and other studies undertaken by, for or at the direction of Mortgagor with respect to the Premises and all other documents and materials of any kind whatsoever relating to Mortgagor, the Premises and/or the business of Mortgagor conducted thereat normally and usually maintained by owners of similar properties shall be kept and maintained by Mortgagor at the Premises or at the principal office of Mortgagor.

2.16         Restrictions on Alienation and Further Encumbrances.

(a)          Mortgagor warrants that Mortgagor has good title to the Premises and all parts thereof and interests therein and has full power and authority to encumber the same by this Mortgage. Mortgagor shall and will make, execute, acknowledge and deliver in due form all such further or other deeds or assurances as may at any time hereafter be reasonably desired or required to more fully and effectively convey the Premises as hereby granted or intended so to be, unto Mortgagee for the purposes set forth herein, and will warrant and defend the Premises and all parts thereof and interests therein unto all and every person or persons deriving any estate, right, title or interest therein under this Mortgage, against Mortgagor and all persons claiming through Mortgagor.

(b)          Mortgagor shall not, without Mortgagee’s prior written consent in each instance, voluntarily sell, assign, convey, transfer, grant, or otherwise dispose of the Premises or any part thereof or interest therein or permit, allow or suffer any involuntary sale, assignment, conveyance, transfer or other disposition of the Premises or any part thereof or interest therein to take place.

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(c)          Mortgagor shall not, without Mortgagee’s prior written consent in each instance, permit, allow or suffer any person to voluntarily or involuntarily sell, assign, convey, transfer or otherwise dispose of or permit, allow or suffer any person to voluntarily or involuntarily purchase or otherwise acquire any legal or beneficial interest in Mortgagor, or any legal or beneficial interest in any other person, having directly or indirectly through one or more intermediate persons or otherwise, any legal or beneficial interest in Mortgagor, if as a result of such sale, assignment, conveyance, transfer or other disposition or as a result of such purchase or other acquisition, (i) MDA Associates of Illinois, LLC (the “Holtzman Member”) would cease to have a Controlling Interest in Mortgagor or BR VG MDA JV Member, LLC (the “BR Member”) would cease to have a Controlling Interest in Mortgagor unless, in the case of the Controlling Interest held by BR Member, such Controlling Interest was acquired by the Holtzman Member, (ii) Jonathan Holtzman would cease to, directly or indirectly, (A) have a Controlling Interest in Mortgagor, (B) own at least a 20% ownership interest in Mortgagor or (C) through his control over the asset manager under the Asset Management Agreement and Holtzman Member control the day-to-day decision making of the Mortgagor, or (iii) Bluerock Special Opportunity + Income Fund, LLC would cease to have, directly or indirectly, a Controlling Interest in BR Member; provided, however, that a transfer of Jonathan Holtzman’s ownership interest in Mortgagor or control of Mortgagor to Wayne Moretti shall be permitted provided that Wayne Moretti becomes an indemnitor under the Limited Indemnity Agreement and the Environmental Indemnity Agreement and executes such documents and instruments required by Mortgagee in connection therewith.

(d)          Mortgagor shall not, without Mortgagee’s prior written consent in each instance, voluntarily or involuntarily (i) sell, assign, convey, transfer, grant, mortgage, pledge or otherwise dispose of the Premises or any part thereof or interest therein as security for any Indebtedness or other obligations, (ii) grant any security interest therein, (iii) assign the whole or any part of the Leases or the rents, issues, profits, royalties, bonuses, income or other benefits derived from or produced by the Premises, (iv) otherwise lien, mortgage, collateralize, pledge or in any way hypothecate the Premises or any part thereof or interest therein, (v) permit or allow any mezzanine financing to occur, which includes financing pursuant to which ownership interests in Mortgagor, or in any constituent entity (directly or indirectly) of Mortgagor, is pledged as security, or (vi) permit, allow or suffer any of the foregoing to take place.

(e)          Notwithstanding the foregoing, Mortgagor shall have the right, without first obtaining Mortgagee’s consent, to remove and dispose of, free and clear of the lien and security interest of this Mortgage, such Equipment as may from time to time become worn out or obsolete, provided that Mortgagor shall either (i) simultaneously with or prior to removing any such Equipment, replace such Equipment with other equipment of a value at least equal to that of the replaced Equipment, free and clear of any title retention or security agreement or other encumbrance, and by such removal and replacement Mortgagor shall be deemed to have subjected such Equipment to the lien and security interest of this Mortgage, or (ii) promptly pay over to Mortgagee all net cash proceeds received from such disposition, which sums shall be applied by Mortgagee to any Indebtedness secured hereby in such order as Mortgagee may determine, without premium or penalty.

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(f)          Notwithstanding the foregoing, the filing of one or more mechanics’ liens against the Premises shall not be an Event of Default hereunder if, within fifteen (15) days following any such filing, Mortgagor shall have either (i) filed a bond with respect to such lien(s) in such amounts and in such form and content so as to cause the said lien(s) to be removed as lien(s) against the Premises and delivered to Mortgagee such proof of the removal of such liens as shall be satisfactory to Mortgagee in its sole and absolute discretion, (ii) obtained and delivered to Mortgagee an endorsement to Mortgagee’s title policy insuring over such lien in form and substance satisfactory to Mortgagee in its sole and absolute discretion, or (iii) deposited an amount equal to one and one-half (1-1/2) times the claimed amount of lien with Mortgagee or its designee on such terms and conditions as shall be satisfactory to Mortgagee in its sole and absolute discretion, including, without limitation, the right to require that additional sums be deposited from time to time so that the amount deposited shall in Mortgagee’s sole and absolute discretion be at all times not less than one and one half (1-1/2) times the aggregate of all sums claimed by the mechanics’ lienors thereunder to be due and payable and the right to apply such deposited amounts to the payment and discharge of such lien if Mortgagee determines in its sole judgment that such lien is about to be foreclosed.

(g)          Intentionally Omitted.

(h)          Notwithstanding the foregoing, Mortgagee shall consent to a one time sale, conveyance or transfer of the Premises in its entirety (hereinafter, “Sale”) subject to Mortgagee’s prior written approval, not to be unreasonably withheld provided that each of the following terms and conditions is satisfied:

(i)          No Event of Default exists hereunder;

(ii)         Mortgagor gives Mortgagee written notice of the terms of such prospective Sale not less than thirty (30) days before the date on which such Sale is scheduled to close and, concurrently therewith, gives Mortgagee all such information concerning the proposed transferee of the Premises (hereinafter, “Buyer”) as is required to demonstrate the Buyer’s compliance with the requirements enumerated below;

(iii)        Mortgagor pays Mortgagee, concurrently with the closing of such Sale, a non-refundable assumption fee in an amount equal to all out-of-pocket costs and expenses of Mortgagee, including, without limitation, attorneys’ fees, incurred by Mortgagee in connection with the Sale plus an amount equal to one percent (1%) of the then outstanding principal balance of the Note; all out-of-pocket expenses of Mortgagee in connection with granting or considering the assumption shall be the responsibility of Mortgagor whether or not such assumption is consummated;

(iv)        The Buyer assumes and agrees to pay the Indebtedness secured hereby subject to the provisions of Section 3.13 hereof and, prior to or concurrently with the closing of such Sale, the Buyer executes, without any cost or expense to Mortgagee, such documents and agreements as Mortgagee shall require to evidence and effectuate said assumption and delivers such legal opinions as Mortgagee may require;

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(v)         Mortgagor and the Buyer execute, without any cost or expense to Mortgagee, new financing statements or financing statement amendments and any additional documents requested by Mortgagee;

(vi)        Mortgagor delivers to Mortgagee, without any cost or expense to Mortgagee, such endorsements to Mortgagee’s title insurance policy, hazard insurance endorsements or certificates and other similar materials as Mortgagee may deem necessary at the time of the Sale, all in form and substance satisfactory to Mortgagee, including, without limitation, an endorsement or endorsements to Mortgagee’s title insurance policy insuring the lien of this Mortgage, extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referenced above in Subsection 2.16(h)(iv) with no additional exceptions added to such policy and insuring that fee simple title to the Premises is vested in the Buyer, other than such exceptions to which Mortgagee shall have theretofore consented;

(vii)       Mortgagor executes and delivers to Mortgagee, without any cost or expense to Mortgagee, a release of Mortgagee, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the Loan Documents through and including the date of the closing of the Sale, which agreement shall be in form and substance satisfactory to Mortgagee and shall be binding upon the Buyer.

(viii)      Subject to the provisions of Section 3.13 hereof, such Sale is not construed so as to relieve Mortgagor of any personal liability under the Note or any of the other Loan Documents for any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Sale and Mortgagor executes, without any cost or expense to Mortgagee, such documents and agreements as Mortgagee shall require to evidence and effectuate the ratification of said personal liability;

(ix)         The Buyer, or those holding a Controlling Interest in Buyer, is a professionally managed public retirement system, private pension fund or pooled investment fund, life insurance company, publicly traded real estate investment trust, or similar institutional investor, which has a minimum net worth based on assets other than the Premises of not less than $50,000,000;

(x)          The Buyer, or those holding a Controlling Interest in Buyer, has sufficient experience reasonably acceptable to Mortgagee, in owning and operating properties similar to the Premises and at the time of the Sale, owns and/or manages at least 10,000 multifamily units;

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(xi)         Such Sale is not construed so as to relieve any current guarantor or indemnitor of its obligations under any guaranty or indemnity agreement executed in connection with the loan secured hereby and each such current guarantor and indemnitor executes, without any cost or expense to Mortgagee, such documents and agreements as Mortgagee shall reasonably require to evidence and effectuate the ratification of each such guaranty and indemnity agreement; provided that if a principal or principals of the Buyer meeting the financial criteria set forth in Subsection 2.16(h)(ix) above assumes the obligations of the current guarantors or indemnitors under their guaranty or indemnity agreements and such principal(s) executes, without any cost or expense to Mortgagee, a new guaranty or indemnity agreement in form and substance satisfactory to Mortgagee, then Mortgagee shall release the current guarantors or indemnitors from all obligations arising under its guaranty or indemnity agreement from and after the closing of such Sale (provided, Mortgagee will accept a secured creditor’s environmental insurance policy satisfactory to Mortgagee in lieu of a new environmental indemnity);

(xii)        All costs and expenses of Mortgagee in connection with such Sale, including without limitation, reasonable attorneys’ fees, title insurance expenses and appraisal fees shall be paid or caused to be paid by Mortgagor;

(xiii)       The debt service coverage ratio (as determined in accordance with Rider 4 attached hereto) following the Sale shall equal or exceed 1.25:1.00;

(xiv)      The outstanding principal balance of the indebtedness secured hereby divided by the appraised value of the Premises shall be equal to or less than seventy percent (70%) as determined by a MAI appraisal secured by Mortgagee at Mortgagor’s cost and expense;

(xv)       Buyer nor any of its affiliates shall, within the ten (10) year period prior to the proposed Sale, have been involved in litigation against Mortgagee or its affiliate, nor shall Buyer or its affiliate have failed to repay in full any loan from Mortgagee or its affiliate upon the acceleration or maturity thereof; and

(xvi)      Subsection 2.16(c)(iii) hereof shall be amended to substitute the controlling principals of Buyer, if any, deemed by Mortgagee in its discretion to be an indispensable party and the percentage ownership interest(s).

2.17         Reports to Mortgagee. In addition to all other deliveries which Mortgagor is required to make to Mortgagee elsewhere in this Mortgage and without limiting Mortgagor’s obligations with respect thereto, Mortgagor shall deliver the following to Mortgagee, all of which shall be prepared at Mortgagor’s sole cost and expense and shall be in such form and contain such detail as Mortgagee may at any time and from time to time require in its sole and absolute discretion:

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(a)          No later than February 1st of each calendar year, a current rent roll for the Premises, copies of all Major Leases entered into during the immediately preceding calendar year (including, without limitation, all amendments, modifications, terminations, extensions and/or renewals of preexisting Major Leases) and a copy of the leasing plan for the then calendar year, all certified as true, complete and correct by an Approved Signatory. The rent roll shall include, without limitation, the name of each tenant, the space demised by such tenant’s lease, the expiration date of such tenant’s Lease (taking into account all periods, if any, covered by extension or renewal options granted to such tenant which have been theretofore exercised), any extension and/or renewal periods covered by options granted such tenant which have not yet been exercised, the amounts of all current Rents and arrearages, and such other information as Mortgagee may request at any time and from time to time. The leasing plan shall include, without limitation, (i) schedules of all currently vacant space, all subleased space, all space covered by Leases whose terms (taking into account all periods, if any, covered by extension or renewal options granted to tenants which have been theretofore exercised) have expired or will be expiring during either the calendar year in question or the next calendar year thereafter succeeding and all other space which Mortgagor has reason to believe might, as a result of tenant default or otherwise, become available for releasing during such two calendar years, (ii) the terms on which Mortgagor proposes to release such space, (iii) the status of any lease negotiations then in progress relating to Major Leases and (iv) such other information as Mortgagee may request at any time and from time to time.

(b)          No later than May 1st of each calendar year, an annual report on the operations of Mortgagor, the Premises and any indemnitor or guarantor under the Loan Documents for the immediately preceding calendar year (the “Subject Year”). Such report shall include, without limitation, Mortgagor’s and any indemnitor or guarantor’s balance sheet dated as of December 31st of the Subject Year, a statement of income and expense for Mortgagor with respect to the Premises for the Subject Year dated as of December 31st of the Subject Year, a statement of changes in financial position dated December 31st of such year showing changes in financial position for Mortgagor from December 31st of the immediately preceding calendar year, a variance report for Mortgagor, a statement of contingent liabilities and such other information as Mortgagee may require. Each annual report for Mortgagor shall be prepared by an independent certified public accountant acceptable to Mortgagee and certified as true, complete and correct by an Approved Signatory of Mortgagor and each indemnitor and guarantor, respectively.

(c)          No later than ten (10) business days following Mortgagee’s request therefor, a report on the operations of Mortgagor, the Premises and any indemnitor or guarantor under the Loan Documents for the most recently completed calendar quarter and the year to date; provided that any such report for any indemnitor or guarantor shall only be requested after the occurrence (and during the continuation) of a default hereunder or under any of the other Loan Documents, and shall be prepared on the basis of the information existing as of the end of the immediately preceding calendar year. Such report shall include, without limitation, Mortgagor’s balance sheet dated as of the last day of such quarter, a statement of income and expense with respect to the Premises for such quarter and the year to date and such other information as Mortgagee may require. Such report shall be certified as true, complete and correct by an Approved Signatory. If Mortgagee’s demand shall be given within thirty (30) days following the end of a calendar quarter, the most recently completed calendar quarter shall mean the calendar quarter immediately preceding such recently completed calendar quarter.

(d)          No later than ten (10) business days following Mortgagee’s request therefor, a current rent roll for the Premises; Mortgagor’s operating and capital budgets for the current calendar year and, if such request is made after December 1st of any year, Mortgagor’s operating and capital budgets for the next succeeding calendar year; and a status report on the leasing program, in each case certified as true, complete and correct by an Approved Signatory.

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(e)          No later than ten (10) business days following Mortgagee’s request therefor, a certificate of an Approved Signatory listing the names and addresses of all persons, directly or indirectly through one or more intermediary persons, having a legal or beneficial interest in Mortgagor and stating whether the Premises or any part thereof or interest therein, legal or beneficial, or any legal or beneficial interest in Mortgagor has been voluntarily or involuntarily, directly or indirectly, sold, assigned, conveyed, transferred, or otherwise disposed of at any time during such calendar year, and, if so, describing with specificity all details and parties to such transaction and whether or not, as a result thereof, there was any change in the persons having Controlling Interests in Mortgagor.

(f)          No later than ten (10) business days following Mortgagee’s request therefor, copies of all Leases, Contracts and other agreements relating to or affecting Mortgagor or the Premises, certified as true and complete by an Approved Signatory.

(g)          No later than ten (10) business days following Mortgagee’s request therefor, a certificate of Mortgagor in form satisfactory to Mortgagee stating the amount of the then unpaid principal balance of the Note, the amount of any unpaid interest accrued thereon, the interest rate then being earned on the outstanding principal balance of the Note, the date to which the last installment of interest or principal and interest has been paid, whether or not, to the best of Mortgagor’s knowledge, any Event of Default then exists or any event has occurred which, with the giving of notice or passage of time or both, would constitute an Event of Default and that (other than as set forth therein) no offsets, counterclaims or defenses exist with respect to Mortgagor’s obligations thereunder.

(h)          No later than five (5) business days after Mortgagor’s receipt thereof, true and complete copies of (i) all notices of default given to Mortgagor by any tenant under a Major Lease or by any party to a Contract or other agreement with respect to or affecting Mortgagor or the Premises, (ii) all notices issued by any governmental or quasi governmental authority or corporation having jurisdiction over Mortgagor or the Premises of any violation of law at the Premises and (iii) all notices, correspondence, legal papers or other documents relating to any suits, proceedings or other actions threatened, being commenced or pending against Mortgagor or the Premises before any court of law, administrative agency, arbitration panel or other adjudicating body.

2.18         Change in Indemnitor's Condition

(a)          If any financial statement delivered pursuant to Subsection 2.17(b) establishes or Mortgagee at any time determines that Jonathan Holtzman or any substitute indemnitor or guarantor thereof approved by Mortgagee has a net worth, based on assets other than the Premises, in the aggregate, of less than twenty-five million dollars ($25,000,000.00), then Mortgagor shall, within ten (10) business days after a written request made by Mortgagee, deliver to Mortgagee a new Environmental Indemnity Agreement, a new Limited Indemnity Agreement, a new Guaranty of Note and Mortgage and a replacement for or addition to any other agreements providing for recourse liability delivered as a Loan Document, each executed by a person, which meets the net worth test previously set forth in this sentence, and which, together with all other then current guarantors or indemnitors is satisfactory to Mortgagee to replace or supplement, as applicable, the Environmental Indemnity Agreement, the Limited Indemnity Agreement, the Guaranty of Note and Mortgage and any other agreements providing for recourse liability delivered as a Loan Document executed by the respective indemnitor or guarantor. If Mortgagor fails to do so within such period of ten (10) business days, then Mortgagee shall have the right, by giving written notice to Mortgagor, to declare the entire unpaid balance of the principal sum of the Note, and all accrued and unpaid interest thereon, to be immediately due and payable, and the same shall become immediately due and payable.

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(b)          If any indemnitor or guarantor shall be an individual, upon the death or disability of such individual, Mortgagor shall immediately notify Mortgagee of that fact and within thirty (30) business days after a written request made by Mortgagee, Mortgagor shall comply with Subsection 2.18(a).

2.19         Mortgagee’s Due Diligence.

(a)          Mortgagee shall have the right, but not the obligation, until all Indebtedness secured hereby has been paid in full and all other obligations of Mortgagor to Mortgagee under the Loan Documents have been fully performed, to conduct such on-going due diligence with respect to Mortgagor, the Premises and the business of Mortgagor with respect thereto as Mortgagee may in its sole and absolute discretion determine is necessary or advisable to fully and properly monitor and ascertain the ability of Mortgagor to pay such Indebtedness and perform such other obligations, the condition of the Premises and Mortgagor’s compliance with the terms and conditions of the Loan Documents.

(b)          Without limiting the foregoing, Mortgagee and its officers, employees, representatives, consultants, accountants, advisers, contractors and other agents shall have the right, but not the obligation, at any time and from time to time, whether or not an Event of Default shall then exist, on reasonable advance notice during ordinary business hours (i) to enter upon the Premises and all portions thereof in order to conduct any and all inspections, tests, appraisals and other investigations, including, without limitation, physical inspections and environmental audits and tests, as Mortgagee may in its sole and absolute discretion deem necessary or advisable, (ii) inspect, copy (at Mortgagor’s expense) and audit all Mortgagor’s files, accounts, books and records, including, without limitation, the documents and materials described in the Section of this Mortgage entitled “Records and Accounts,” at the Premises or Mortgagor’s principal office, and (iii) conduct discussions with the property manager for the Premises and its employees, tenants under Leases, beneficiaries under other deeds of trust, mortgagees under other mortgages, parties under Contracts and other agreements pertaining to or affecting Mortgagor, the Premises or the business of Mortgagor conducted with respect thereto and/or any governmental or quasi governmental authorities and corporations having jurisdiction over Mortgagor or the Premises or any part thereof or interest therein.

(c)          Mortgagor shall cooperate with and assist Mortgagee in its efforts to acquire such information with respect to Mortgagor, the Premises and/or the business of Mortgagor conducted thereon as Mortgagee may require and shall promptly answer such inquiries with respect thereto as Mortgagee may at any time or from time to time make to Mortgagor.

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(d)          All costs and expenses, including, without limitation, attorneys’ fees, incurred or expended by Mortgagee in conducting due diligence with respect to Mortgagor, the Premises and/or the business of Mortgagor with respect thereto following, or in contemplation of, the occurrence of an Event of Default, including, without limitation, physical inspections, appraisals and environmental audits and tests, shall be deemed to be incurred and/or expended in connection with the collection of the Indebtedness and Mortgagee shall be reimbursed by Mortgagor therefor as provided in the Section of this Mortgage entitled “Reimbursement of Expenses.”

2.20         Mortgagee’s Rights of Cure. In the event of any default in the observance, performance, fulfillment or discharge of any of Mortgagor’s obligations, covenants, conditions, warranties, representations or agreements herein, Mortgagee shall have the right, but not the obligation, to cure such default. Any sums advanced by Mortgagee to pay the cost of curing any such default shall be due and payable by Mortgagor to Mortgagee on demand and shall earn interest from and after the date the same are paid by Mortgagee, whether or not demand for repayment is then made, at the interest rate applicable under the Note from and after maturity. All sums so advanced and all interest thereon shall be a lien on and security interest in the Premises and shall be secured by this Mortgage in addition to all other obligations of Mortgagor to Mortgagee secured hereby. If, at the time Mortgagee elects to cure such default, Mortgagee shall hold any insurance or condemnation proceeds, Property Tax or insurance escrows or other sums pursuant to this Mortgage or any other Loan Document, Mortgagee may, at its option and without notice to Mortgagor, apply such funds, in such order as it deems appropriate, to the payment of all costs of such cure, notwithstanding anything to the contrary elsewhere contained in the Loan Documents, in lieu of advancing its own funds for such purpose. If Mortgagee has advanced its own funds to cure such default, Mortgagee shall have the right, at any time that any such advances remain unpaid, without notice to Mortgagor, to apply any proceeds, escrows or other sums then held by Mortgagee pursuant to this Mortgage or any other Loan Document, notwithstanding anything to the contrary elsewhere contained in the Loan Documents, to the payment of such advances and all outstanding and unpaid interest, if any, thereon. Upon demand by Mortgagee, Mortgagor shall immediately replenish the amount of any proceeds, escrows or other sums so applied by Mortgagee so that Mortgagee shall thereafter hold the same amount of proceeds, escrows and other sums which Mortgagee would have held but for the exercise of the rights granted Mortgagee in this Section.

2.21         Further Advances. Until this Mortgage is released of record, Mortgagee may, but shall not be obligated to, make such additional advances and readvances to the Mortgagor from time to time and said advances and readvances shall become part of the Indebtedness secured hereby to the fullest extent permitted by law.

2.22         Reimbursement of Expenses. Any and all costs and expenses incurred or expended by Mortgagee, including, without limitation, attorneys’ fees, whether in connection with any action or proceeding or not, to sustain the lien of this Mortgage or its priority, or to protect or enforce any of its rights and remedies hereunder, or to recover any Indebtedness hereby secured, or for any title examination or title insurance policy relating to the title to the Premises, or in connection with any bankruptcy proceeding involving Mortgagor, the Premises, Mortgagee’s interest therein or any indemnitor or guarantor, shall be due and payable by Mortgagor to Mortgagee on demand and shall earn interest from and after the date the same are paid by Mortgagee, whether or not demand for repayment is then made, at the interest rate applicable under the Note from and after maturity. All sums so advanced and all interest thereon shall be a lien on and security interest in the Premises and shall be secured by this Mortgage in addition to all other obligations of Mortgagor to Mortgagee secured hereby.

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2.23         ERISA.

(a)          Mortgagor covenants and warrants:

(i)          That it will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as now or hereafter amended, in the exercise of any of its obligations or rights specified herein or in the note or in any other instrument which may be held by the Mortgagee as additional security for the Note or in any of the Loan Documents or in the performance of any transaction contemplated hereunder or under the Note or under any of the other Loan Documents and

(ii)         That the Premises do not, and without the written consent of Mortgagee will not, constitute an asset of such an employee benefit plan; and

(iii)        That it will not sell, convey or transfer the Premises to a person or entity which could not satisfy the undertakings set forth in Subsections 2.23(a)(i) and (ii) above, regardless of whether any of the above described conditions arises by operation of law or otherwise.

(b)          If Mortgagor fails to comply with the provisions of Subsection 2.23(a) above, Mortgagee shall be entitled at its election,

(i)          To accelerate the maturity of the Indebtedness and all other amounts secured hereby and/or

(ii)         To seek any other remedies it may have at law or in equity.

(c)          Notwithstanding any other provision of this Mortgage, in the event that Mortgagor shall at any time sell, convey or transfer or attempt to sell, convey or transfer the Premises in violation of the provisions of this Mortgage, then Mortgagee shall, in addition to all rights and remedies it may have at law or in equity or under this Mortgage, be entitled to a decree or order restraining and enjoining such sale, conveyance or transfer and Mortgagor shall not plead in defense thereof that there would be an adequate remedy at law, it being hereby expressly acknowledged and agreed that damages at law would be an inadequate remedy for breach or threatened breach of the provisions of Subsection 2.23(a)(iii) above.

(d)          The term “Mortgagor” as used in this Article shall include such Mortgagor, its successors or assigns, and any person or entity to whom the Premises are sold, conveyed or transferred whether by operation of law or otherwise.

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2.24         Certain OFAC Warrants and Covenants. To Mortgagor’s knowledge, after having made reasonable inquiry, none of Mortgagor, its members, each indemnitor or guarantor under the Loan Documents, or the property manager of the Premises is (or will be) a person with whom Mortgagee is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Mortgagor hereby agrees to provide Mortgagee with any additional information that the Mortgagee deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

2.25         Single Purpose Entity. Mortgagor shall remain an entity which (a) exists solely for the purpose of owning and operating the Premises, (b) conducts business only in its own name, (c) does not engage in any business other than the ownership, management and operation of the Premises, (d) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Premises, (e) does not have any assets other than those related to its interest in the Premises and does not have any debt other than as permitted by this Mortgage and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, (f) has its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), (g) holds itself out as being an entity separate and apart from any other entity, and (h) observes limited liability company/partnership/corporate formalities, as the case may be, independent of any other entity.

2.26         Asset Management. Mortgagor shall not amend, modify or terminate the Asset Management Agreement without the prior written consent of Mortgagee.

3.          Events of Default and Remedies.

3.01         Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a)          the failure of Mortgagor to pay any installment of principal and/or interest due and payable under the Note or any other sum due and payable by Mortgagor to Mortgagee or to any other person under any of the Loan Documents, including, without limitation, escrow deposits provided for herein, within ten (10) days following the date when the same shall be due and payable thereunder; or

(b)          except as expressly permitted hereunder, the actual or threatened waste, removal, demolition or alteration of the Premises or any part thereof without the prior written consent in each instance of Mortgagee; or

(c)          the failure of Mortgagor to (i) keep in force any insurance policy required hereunder, (ii) comply with the requirements of Subsection 2.09(c) hereof or (iii) within ten (10) days of notice from Mortgagee, to deliver such policy or evidence of its renewal to Mortgagee; or

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(d)          the failure of Mortgagor to deliver any notice, report, assignment, certificate, instrument or other document (including a substitute guaranty, indemnity or other recourse agreement) which Mortgagor is required to deliver to Mortgagee within ten (10) days (or such longer period as is provided for in the specific paragraph or section) following written demand by Mortgagee therefor; or

(e)          a breach of the provisions of the Section of this Mortgage entitled “Restrictions on Alienation and Further Encumbrances”; or

(f)          the failure of any warranty or representation made in this Mortgage or in any other Loan Document or in any notice, report, assignment, certificate or other document given by Mortgagor or any Approved Signatory to Mortgagee on the date hereof or at any time hereafter to be true and correct in any material respect as of the date made; or

(g)          the failure of Mortgagor to perform and observe any covenant, obligation, agreement or undertaking under the Note or this Mortgage not otherwise referred to above (1) within thirty (30) days following written notice thereof from Mortgagee or (2) if such failure cannot with due diligence be cured within thirty (30) days, such longer period, not to exceed ninety (90) days in all from and after the giving of such written notice, as may be necessary to cure the same with due diligence, provided Mortgagor commences within such thirty (30) days and proceeds diligently to cure the same; or

(h)          the failure of Mortgagor or any guarantor or indemnitor to perform and observe any covenant, obligation, agreement or undertaking under any Loan Document other than the Note and this Mortgage following such notice and/or grace period, if any, as may be provided therein for curing such failure; or

(i)          (i) Mortgagor or any other Party in Interest becomes insolvent, makes a transfer in fraud of, or an assignment for the benefit of, creditors, or admits in writing its inability, or is unable, to pay debts as they become due; or (ii) a receiver, custodian, liquidator or trustee is appointed for all or substantially all of the assets of any Party in Interest or for the Premises in any proceeding brought by any Party in Interest, or any such receiver or trustee is appointed in any proceeding brought against any Party in Interest or the Premises and such appointment is not promptly contested or is not dismissed or discharged within ninety (90) days after such appointment or (iii) any Party in Interest files a voluntary petition on its own behalf under the United States Bankruptcy Code, as amended, or under any similar Federal or state law or statute; or (iv) a petition against any Party in Interest is filed commencing an involuntary case under any present or future Federal or state bankruptcy or similar law and such petition is not dismissed or discharged within ninety (90) days after the filing thereof; or (v) any composition, rearrangement, liquidation, extension, reorganization or other relief of debtors now or hereafter existing is requested by any Party in Interest; or

(j)          if the Premises shall be taken, attached or sequestered on execution or other process of law in any action against Mortgagor; or

(k)          if any claim of priority (except a claim disclosed in the title policy which is insured over by such title policy) to this Mortgage or any other document or instrument securing the obligations secured hereby by title, lien or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by Mortgagor; or

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(l)          if Mortgagor fails to cure any default under any Major Lease within the shorter of thirty (30) days following the giving of notice of default by the lessee thereunder or the applicable grace period set forth therein.

3.02         Right to Accelerate. Upon the occurrence of an Event of Default, the entire unpaid balance of the principal of the Note, all accrued and unpaid interest thereon and all other sums of any kind whatsoever secured by this Mortgage and/or any other Loan Documents shall, at the option of Mortgagee, become immediately due and payable in its entirety without notice, presentment, protest or demand (each and all of which are hereby waived). Except as otherwise provided by law, an Event of Default may only be cured with the consent of Mortgagee, which consent may be granted or withheld in Mortgagee’s sole discretion.

3.03         Appointment of Receiver or Mortgagee in Possession. Mortgagee shall, as a matter of right, without notice and without giving bond to Mortgagor or anyone claiming by, under or through it, and without regard to the solvency or insolvency of Mortgagor or the then value of the Premises, be entitled to have a receiver appointed pursuant to Section 5/15-1702 of the Illinois Mortgage Foreclosure Law, 735 ILCS 5/15-1501, et seq. (the “Act”) for all or any part of the Premises and the rents, issues and profits thereof, with such power as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver and shall not oppose any such appointment. Any such receiver may, to the extent permitted under applicable law, without notice, enter upon and take possession of the Premises or any part thereof by force, summary proceedings, ejectment or otherwise, and may remove Mortgagor or other persons and any and all property therefrom, and may hold, operate and manage the same and receive all earnings, income, rents, issues and proceeds accruing with respect thereto or any part thereof, whether during the pendency of any foreclosure or until any right of redemption shall expire or otherwise.

3.04         Right of Entry. Mortgagee may enter upon the Premises, and exclude Mortgagor and its agents and servants wholly therefrom, without liability for trespass, damages or otherwise, and take possession of all books, records and accounts relating thereto and all other items constituting the Premises, and Mortgagor agrees to surrender possession of the Premises including such books, records and accounts to Mortgagee on demand after the happening of any Event of Default; and having and holding the same may use, operate, manage, preserve, control and otherwise deal therewith and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers, without interference from Mortgagor; and upon each such entry and from time to time thereafter may, at the expense of Mortgagor and the Premises, without interference by Mortgagor and as Mortgagee may deem advisable, (i) insure or reinsure the Premises, (ii) make all necessary or proper repairs, renewals, replacements, alterations, additions, betterments and improvements thereto and thereon and (iii) in every such case in connection with the foregoing have the right to exercise all rights and powers of Mortgagor with respect to the Premises, either in Mortgagor’s name or otherwise. For the purpose of carrying out the provisions of this Section 3.04, Mortgagor hereby constitutes and appoints Mortgagee the true and lawful attorney-in-fact of Mortgagor, which appointment is irrevocable and shall be deemed to be coupled with an interest, in Mortgagor’s name and stead, to do and perform, from time to time, any and all actions necessary and incidental to such purpose and does by these presents ratify and confirm any and all actions of said attorney-in-fact in and with respect to the Premises.

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3.05         UCC. Upon the occurrence of any Event of Default hereunder, Mortgagee shall have the right to take all actions permitted under the Uniform Commercial Code.

3.06         All Legal and Equitable Remedies. Mortgagee shall have the right from time to time to enforce any legal or equitable remedy against Mortgagor including specific performance of any of the provisions contained in any of the Loan Documents and to sue for any sums whether interest, damages for failure to pay principal or any installment thereof, taxes, installments of principal, or any other sums required to be paid under the terms of this Mortgage, as the same become due, without regard to whether or not the principal sum secured or any other sums secured by the Note and Mortgage shall be due and without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor including an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

3.07         Foreclosure and Sale. Mortgagee may proceed to protect and enforce the rights of Mortgagee hereunder (i) by any action at law, suit in equity or other appropriate proceedings, whether for the specific performance of any agreement contained herein, or for an injunction against the violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law, or (ii) by the foreclosure of this Mortgage. In any suit to foreclose the lien hereof, there shall be allowed and included as additional indebtedness hereby secured in the decree of sale, all expenditures and expenses authorized by the Act and all other expenditures and expenses which may be paid or incurred by or on behalf of mortgagee for attorney’s fees, appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, and costs, which may be estimated as to items to be expended after entry of the decree, of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to title as Mortgagee may deem necessary either to prosecute such suit or to evidence to bidders at sales which may be had pursuant to such decree the true conditions of the title to or the value of the Premises. All expenditures and expenses of the nature mentioned in this Section and such other expenses and fees as may be incurred in the protection of the Premises and rents and income therefrom and the maintenance of the lien of this Mortgage, including the fees of any attorney employed by Mortgagee in any litigation or proceedings affecting this Mortgage, the Note or the Premises, including bankruptcy proceedings, or in preparation of the commencement or defense of any proceedings or threatened suit or proceeding, or otherwise in dealing specifically therewith, shall be so much additional indebtedness hereby secured and shall be immediately due and payable by Mortgagor, with interest thereon at the Default Interest Rate until paid. If, following any sale pursuant to this Section, any indebtedness secured hereby, whether or not then due and payable, shall remain unpaid or unsatisfied in any respect, the Loan Documents and all obligations of Mortgagor thereunder shall continue in full force and effect, subject to the provisions of the Section of this Mortgage entitled “Limited Right of Recourse,” until such unpaid and unsatisfied Indebtedness is fully paid and satisfied as therein provided.

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3.08         Taking Possession, Collecting Rents, Etc. Upon demand by Mortgagee, Mortgagor shall surrender to Mortgagee and Mortgagee may enter and take possession of the Premises or any part thereof personally, by its agent or attorneys, or be placed in possession pursuant to court order as Mortgagee in possession or receiver as provided in Sections 5/15-1701 and 5/15-1702 of the Act, and Mortgagee, in its discretion, personally, by its agents or attorneys, or pursuant to court order as Mortgagee in possession or receiver as provided in Sections 5/15-1701 and 5/15-1702 of the Act may enter upon and take and maintain possession of all or any part of the Premises, together with all documents, books, records, papers, and accounts of Mortgagor relating thereto, and may exclude Mortgagor and any agents and servants thereof wholly therefrom and may, on behalf of Mortgagor, or in its own name as Mortgagee and under the powers herein granted, hold, operate, manage and control all or any part of the Premises and conduct the business, if any, thereof, either personally or by its agents, with full power to use such measures, legal or equitable, as in its discretion may be deemed proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Premises.

3.09         Compliance with the Act; Benefits of the Act.

(a)          In the event that any provision in this Mortgage shall be inconsistent with any provision of the Act, the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act. Mortgagor and Mortgagee shall have the benefit of all of the provisions of the Act, including all amendments thereto which may become effective from time to time after the date hereof. If any provision of the Act which is specifically referred to herein is repealed, Mortgagee shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference.

(b)          If any provision of this Mortgage shall grant to Mortgagee any rights or remedies upon default of Mortgagor which are more limited than the rights that would otherwise be vested in Mortgagee under the Act in the absence of said provision, Mortgagee shall be vested with the rights granted in the Act to the full extent permitted by law.

(c)          Without limiting the generality of the foregoing, all expenses incurred by Mortgagee to the extent reimbursable under Sections 15-1510 and 15-1512 of the Act, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in this Mortgage, shall be added to the indebtedness secured by this Mortgage or by the judgment of foreclosure.

3.10         Protective Advances. All advances, expenses, disbursements and other expenditures made by Mortgagee before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings in addition to those otherwise authorized by the Mortgage or by the Act (collectively “Protective Advances”), shall have the benefit of all applicable provisions of the Act and shall be added to the indebtedness secured by this Mortgage or by the judgment of foreclosure.

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3.11         Waiver of Statutory Rights. Mortgagor acknowledges that the Property does not constitute agricultural real estate, as said term is defined in Section 5/15-1202 of the Act or residential real estate as defined in Section 5/15-1219 of the Act. Pursuant to Section 5/15-1601(b) of the Act, Mortgagor hereby waives any and all right to redemption. Additionally, to the fullest extent permitted by law, Mortgagor waives its rights to reinstatement and to the benefits of all present and future valuation, appraisement, homestead, exemption, stay, redemption and moratorium laws under any state or federal law.

3.12         Rights Distinct and Cumulative. The rights of Mortgagee arising under the clauses and covenants contained in this Mortgage shall be separate, distinct and cumulative and none of them shall be in exclusion of the others; and that no act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding.

3.13         Limited Right of Recourse. Notwithstanding anything contained herein or in the other Loan Documents, in any action or proceeding brought on the Note, this Mortgage or the other Loan Documents, no personal liability shall be claimed or asserted against Mortgagor or against any of its general partners, limited partners, members, managers, shareholders or officers; provided, however, that nothing in the provisions of this Section shall be deemed to limit or impair the enforcement against the Premises or any other property which may from time to time be given as security for the performance of Mortgagor’s obligations hereunder or under the other Loan Documents of the rights, remedies and recourse of Mortgagee under any of such provisions of the Loan Documents with respect to the Premises or such other property, nor the enforcement of or liability of Mortgagor or any other party under any guaranty, indemnity, certification, undertaking or other Loan Document unless and except as recourse against Mortgagor and any other party is limited therein by the express provisions thereof or by reference hereto; and provided further that nothing contained herein shall limit or impair in any manner the rights, remedies or recourse of Mortgagee against Mortgagor in respect of, and Mortgagor shall be personally liable for, any damage, loss, claim, expense or liability (including, without limitation, attorneys’ fees) arising from, under or out of any of the following:

(a)          the commission of fraud or any material misrepresentation (including a materially incorrect certification) made by Mortgagor or its affiliates in connection with the application for or closing of the loan evidenced by the Note;

(b)          misappropriation or misapplication of funds associated with the Premises by Mortgagor or its affiliates, or failure to apply funds in accordance with the provisions of the Loan Documents, including, but not limited to, (i) lease security deposits and prepaid rents, (ii) casualty insurance proceeds and condemnation awards, (iii) judgments, settlements or bankruptcy claims for unpaid rent or lease termination and (iv) gross revenues from the Premises or any part thereof or interest therein not applied to payment of the expenses of the Premises, Property Taxes, debt service and other expenditures required by the Loan Documents (but without any obligation to reinvest in the Premises funds properly distributed to Mortgagor or its partners or members);

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(c)          loss in connection with the Premises not reimbursed by insurance resulting from (i) failure to have in effect insurance policies required by Mortgagee pursuant to the Loan Documents, (ii) the deductible provisions of any required policy or (iii) the successful assertion of any defense or offset by an insurer under any required policy ;

(d)          intentional physical waste in connection with the Premises;

(e)          removal from the Premises without equivalent replacement of any Equipment owned or leased by Mortgagor or its affiliates in violation of the Loan Documents;

(f)          forfeiture of the Premises or any part thereof or interest therein under any applicable law; and

(g)          payment by Mortgagee of any recording, transfer, gains or any other transaction specific taxes, fees or charges assessed in connection with making or foreclosing the loan, bankruptcy proceedings affecting the Indebtedness secured hereby or the delivery of a deed in lieu of foreclosure or equivalent, and the attorneys’ fees of Mortgagee incurred in connection with the enforcement of any and all of the rights, remedies and/or recourse of Mortgagee under the Loan Documents, including, but not limited to, foreclosure, bankruptcy or deed in lieu of foreclosure or equivalent.

3.14         Reservation of Rights. No failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions hereof shall be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Neither Mortgagor nor any other person now or hereafter obligated for the payment of the whole or any part of the sums now or hereafter secured by this Mortgage shall be relieved of such obligation by reason of the failure of Mortgagee to comply with any request of Mortgagor or of any other person so obligated to take action to foreclose this Mortgage or otherwise enforce any of the provisions of this Mortgage or of any obligations secured by this Mortgage, or by reason of the release, regardless of consideration, of the whole or any part of the security held for the Indebtedness secured by this Mortgage, or by reason of any agreement or stipulation between any subsequent owner or owners of the Premises and Mortgagee extending the time of payment or modifying the terms of the Note or Mortgage without first having obtained the consent of Mortgagor or such other person, and in the latter event, Mortgagor and all such other persons shall continue liable to make such payments according to the terms of any such agreement of extension or modification unless expressly released and discharged in writing by Mortgagee. Regardless of consideration, and without the necessity for any notice to or consent by the holder of any subordinate lien on the Premises, Mortgagee may release the obligation of anyone at any time liable for any of the Indebtedness secured by this Mortgage or any part of the security held for the Indebtedness and may extend the time of payment or otherwise modify the terms of the Note and/or Mortgage without, as to the security or the remainder thereof, in anywise impairing or affecting the lien or the security title of this Mortgage or the priority of such lien or security title, as security for the payment of the Indebtedness as it may be so extended or modified, over any subordinate lien; that the holder of any subordinate lien or security title shall have no right to terminate any lease affecting the Premises whether or not such lease be subordinate to this Mortgage; and that Mortgagee may resort for the payment of the Indebtedness secured hereby to any other security therefor held by Mortgagee in such order and manner as the Mortgagee may elect.

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4.          General Provisions.

4.01         Notices.

(a)          All Notices shall be in writing, shall be addressed to the intended recipient at the address of such party set forth on Rider 3 attached hereto and hereby made a part hereof and shall be either delivered to such party by express air courier service, delivery charges prepaid and receipt acknowledged in writing, or mailed to such party by certified mail, return receipt requested, postage prepaid. Any party providing notice hereunder shall use reasonable efforts to provide the other party with a courtesy copy via facsimile or e-mail at the facsimile number or e-mail address set forth for such party on Rider 3. Either party hereto may at any time and from time to time by Notice given as herein provided change the address to which future Notices to such party are to be given.

(b)          Any party hereto giving a Notice to the other pursuant to this Section shall simultaneously give a true and complete copy of such Notice to each of the persons designated by the intended recipient thereof on Rider 3 attached hereto to receive such copies. Each such copy shall be addressed to the intended recipient at the address of such person set forth on Rider 3 and shall be given by express air courier service or certified mail in the same manner provided above for the giving of Notices. Any party providing notice hereunder shall use reasonable efforts to provide the persons designated with a courtesy copy via facsimile or e-mail at the facsimile number or e-mail address set forth for such party on Rider 3. Either party hereto may at any time and from time to time by Notice given as herein provided change the identity or address of the persons designated to receive such copies or designate additional persons to receive such copies. In no event, however, shall Mortgagee be obligated to give copies of any Notice to Mortgagor to more than two persons at any time.

(c)          No Notice given by any party hereto shall be of any force or effect unless such Notice is given in accordance with all of the provisions of this Section; provided that the failure to give notice by e-mail or facsimile shall not render such notice invalid.

(d)          All Notices shall be deemed to have been given and received (1) if delivered to an express air courier service, one business day after delivery of such Notice to such service or (2) if deposited in the United States mail by certified mail, three (3) days after mailing; provided, however, that, when any Notice must be given under any provision of a Loan Document on or before a certain date or within a certain period or number of days, such Notice shall be deemed to have been given, solely for such purpose, on the date the same was delivered to such air courier or deposited in the United States mails.

4.02         Governing Law. This Mortgage shall be governed by, and construed and interpreted in accordance with the laws of the State of Illinois, without regard to conflict of law principals.

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4.03         Brundage Clause. In the event of the passage after the date of this Mortgage of any law of, or applicable to, the state or municipality in which the Land is situated, deducting from the value of real and/or personal property for the purposes of taxation any lien thereon or security interest therein or changing in any way the laws for the taxation of mortgages, deeds of trust or security interests or debts secured by mortgage, deed of trust or security interest for state or local purposes or the manner of the collection of any such taxes, and imposing a tax, either directly or indirectly, on the Note, this Mortgage or any other Loan Document or on any Indebtedness or other obligation evidenced or secured thereby, Mortgagee shall have the right, by giving written notice to Mortgagor, to declare the entire unpaid principal balance of the Note and all accrued and unpaid interest thereon to be due and payable in full on a date specified in such notice which shall in no event be less than thirty (30) days following the giving of such notice; provided, however, that such election shall be ineffective if Mortgagor is permitted by law to pay the whole of such tax in addition to all other payments required hereunder and if Mortgagor, prior to such specified date, does pay such tax and agrees to pay any such tax when thereafter levied or assessed against the Premises, and such agreement shall constitute a modification of this Mortgage. No prepayment premium or penalty shall be imposed as a result of any payment under this Section 4.03.

4.04         Crediting Payments. Any payment made in accordance with the terms of this Mortgage by any person at any time liable for the payment of the whole or any part of the sums now or hereafter secured by this Mortgage, or by any subsequent owner of the Premises, or by any other person whose interest in the Premises might be prejudiced in the event of a failure to make such payment, or by any stockholder, officer or director of a corporation, partner of a partnership or member of a limited liability company which at any time may be liable for such payment or may own or have such an interest in the Premises, shall be deemed as between Mortgagee and all persons who at any time may be liable as aforesaid or may own the Premises, to have been made on behalf of all such persons.

4.05         Mortgagee’s Discretion.

(a)          Mortgagor expressly agrees and confirms that, unless expressly provided to the contrary in any particular instance, any and all rights of Mortgagee to give or withhold any consent, approval or other authorization requested by Mortgagor with respect to the Note, this Mortgage or any other Loan Document, to make any election or exercise any option granted therein, to make any decision or determination with respect thereto, to modify or amend any of the Loan Documents or waive any obligation of Mortgagor thereunder or grant any extension of time for performance of the same or to take or omit to take any other action of any kind whatsoever, Mortgagee shall, to the maximum extent permitted by law, have the right, and Mortgagor expressly acknowledges Mortgagee’s right, in each instance, to take such action or to omit to take such action in its sole and absolute discretion, whether or not the applicable provision of the Loan Document in question expressly so provides.

(b)          Whenever Mortgagor shall, by Notice or otherwise, request that Mortgagee give any consent, approval or other authorization with respect to the Note, this Mortgage or any other Loan Document, make any election or exercise any option granted therein, make any decision or determination with respect thereto, modify or amend any of the Loan Documents or waive any obligation of Mortgagor thereunder or grant any extension of time for performance of the same or take or omit to take any other action of any kind whatsoever, Mortgagor shall pay such servicing fees as Mortgagee shall establish at any time and from time to time for performing such services for its borrowers and all costs and expenses including, without limitation, reasonable attorneys’ fees, incurred by Mortgagee in reviewing and/or processing Mortgagor’s request, whether or not Mortgagee shall grant such request. All such servicing fees and costs and expenses shall be due and payable by Mortgagor to Mortgagee on demand and shall earn interest from and after the date the same are paid by Mortgagee, whether or not demand for repayment is then made, at the interest rate applicable under the Note from and after maturity. All sums so advanced and all interest thereon shall be a lien on and security interest in the Premises and shall be secured by this Mortgage in addition to all other obligations of Mortgagor to Mortgagee secured hereby.

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(c)          Whenever pursuant to the terms of this Mortgage or any other Loan Document, or as required by applicable law, (i) Mortgagee’s consent or approval or satisfaction as to a matter is not to be unreasonably withheld (which shall be deemed to include not to be unreasonably conditioned and/or delayed, as the case may be) or (ii) Mortgagee is obligated to exercise its reasonable discretion with respect to a matter, and such consent or approval or satisfaction is denied, or Mortgagor objects to the reasonableness of Mortgagee’s withholding of its consent or exercise of Mortgagee’s discretion, then such denial or such exercise of discretion by Mortgagee, as the case may be, shall be deemed reasonable except to the extent Mortgagor establishes otherwise by clear and convincing evidence and, if Mortgagor contests such denial or such exercise of discretion by Mortgagee and a court of competent jurisdiction finally determines that under such standard the approval, consent or satisfaction should have been granted with respect to such matter, or the exercise of discretion by Mortgagee was unreasonable under the applicable circumstances, then the consent, approval or satisfaction shall be deemed granted or the matter as to which Mortgagee’s discretion is found to have been exercised unreasonably shall be resolved by such court, and the granting of such consent, approval or satisfaction, or the resolution of such court, as the case may be, shall be Mortgagor’s sole and exclusive remedy. Without limitation of the foregoing, in such case Mortgagor shall not have any right to or make any claim for damages of any nature and Mortgagor hereby expressly waives such right and claim.

4.06         Interpretive Provisions. Wherever used in this Mortgage, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, the word “Mortgage” shall mean this Amended and Restated Mortgage, Security Agreement and Fixture Filing and any supplement or supplements hereto; the word “Mortgagor” shall mean Mortgagor and/or any subsequent owner or owners of the Premises; the word “Mortgagee” shall mean Mortgagee or any subsequent holder or holders of this Mortgage; the word “person” shall mean “an individual, corporation, joint venture, trust, partnership, limited liability company or unincorporated association”; and pronouns of any gender shall include the other genders; and either the singular or plural shall include the other. Whether or not specifically stated in any provision of this Mortgage, reference therein to (a) any law, statute, ordinance, code, rule, regulation or the like shall mean and include any and all modifications, amendments and replacements thereof, (b) the phrase “including” shall mean “including, without limitation” and (c) any right of Mortgagee shall mean, unless expressly provided therein to the contrary, such right without any corresponding obligation.

4.07         Amendments. This Mortgage cannot be changed except by an agreement in writing, signed by the party against whom enforcement of the change is sought.

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4.08         Sales and Participations. Mortgagee shall have the right in connection with any actual or proposed sale of the Note or any participation therein to deliver to such actual or prospective purchaser or participant any and all information which Mortgagee may have with respect to the Loan Documents, the Mortgagor, the Premises and/or the business of Mortgagor with respect thereto, including, without limitation, the Loan Documents, all information obtained by Mortgagee pursuant to the Section of this Mortgage entitled “Mortgagee’s Due Diligence” or otherwise and all reports, statements, notices and other material delivered to Mortgagee pursuant to the Section of this Mortgage entitled “Reports to Mortgagee” or otherwise. Whenever under any provision of this Mortgage Mortgagor is required to deliver any report, statement, notice or other material to Mortgagee following demand, including, without limitation, quarterly reports on operations, copies of Leases, Contracts and other agreements and estoppel certificates, Mortgagor shall, if Mortgagee so requests, deliver the same, certified as herein provided, to such actual or prospective purchaser or participant as Mortgagee shall designate. If requested by Mortgagee, Mortgagor will execute such documentation as Mortgagee reasonably requests (including, without limitation, separate notes for each lender) so long as such documentation does not increase the financial obligations of Mortgagor under the Loan Documents or increase in any material respect the non-financial obligations of Mortgagor under the Loan Documents. Any such sale or participation shall be at no cost to Mortgagor (other than for Mortgagor’s attorneys’ fees).

4.09         Partial Reduction of Indebtedness. If at any time or from time to time Mortgagee shall receive net proceeds from the sale of Equipment, net insurance proceeds, net condemnation proceeds or any other sums Mortgagee intended to be applied to reduction of the Indebtedness secured hereby (other than installments of principal and/or interest paid in accordance with the terms and conditions of the Note which shall be applied as provided therein) such shall be applied in partial reduction of the Indebtedness secured hereby in such order as Mortgagee shall determine. Any sums applied by Mortgagee to the reduction of the principal of the Note shall be deemed to be applied to the last installments due on such principal and shall not reduce the amount of any scheduled installments of principal and/or interest on the Note which shall continue to be due and payable in the amounts provided for in the Note on the dates therein provided until the entire Indebtedness secured hereby is fully paid and satisfied.

4.10         Separability. If all or any portion of any provision of this Mortgage or any other Loan Document shall be held to be invalid, illegal or unenforceable in any respect or in any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof, and such provision shall be limited and construed in such jurisdiction as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein or therein.

4.11         Successors and Assigns. The provisions hereof shall be binding upon Mortgagor and its representatives, successors and permitted assigns, including successors in interest of Mortgagor in and to all or any part of the Premises, and shall inure to the benefit of Mortgagee, its participants and their respective successors, legal representatives, substitutes and assigns.

4.12         Counterparts. This Mortgage may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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4.13         Indemnification. Mortgagor will, to the fullest extent permitted by law, protect, indemnify and save harmless Mortgagee, its participants and/or their respective officers, directors, shareholders, agents and employees from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Mortgagee or any such other persons or entities or against the Premises or against any of Mortgagee’s or any such other person’s or entity’s interest therein by reason of the occurrence or existence of any of the following: (a) ownership by Mortgagor of any interest in the Premises or receipt of any rent or other sum therefrom, (b) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or any part thereof or the adjoining sidewalks, curbs, vaults, and vault space, if any, and streets and ways, (c) any design, construction, operation, use, nonuse or condition of the Premises or any part thereof or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways, including, without limitation, claims or penalties arising from violation of any governmental law or regulation, as well as any claim based on any patent or latent defect, whether or not discoverable by Mortgagee, any such claim as to which insurance is inadequate, and any claim in respect of any adverse environmental impact or effect, (d) any performance of or failure to perform any labor or services or the furnishing of or failure to furnish any materials or other property in respect of the Premises or any part thereof and (e) any negligence or tortious act or omission on the part of Mortgagor, any managing agent for Mortgagor or any of their respective agents, contractors, servants, employees, lessees, sublessees, licensees, guests or invitees. Nothing contained in this Section 4.13 shall be construed as obligating Mortgagor to indemnify Mortgagee in respect of any act of Mortgagee, its participants or their respective officers, directors, shareholders, agents or employees which constitutes gross negligence or willful misconduct.

4.14         Brokerage. Mortgagor, and by its acceptance hereof, Mortgagee each represents and warrant for itself that it has not dealt with any broker or finder in connection with the loan evidenced by the Note. Mortgagor hereby indemnifies and holds harmless Mortgagee, its successors and assigns, against any and all liability, loss, cost and expense in connection with any and all claims asserted by any broker or finder alleging to have dealt with Mortgagor in bringing about the loan evidenced by the Note or any other transaction contemplated hereby, including, without limitation, all attorneys’ fees and other expenses incurred by Mortgagee in ascertaining the existence or nature of or resisting any claims made by such brokers or finders. The provisions of this Section 4.14 shall not be construed for the benefit of any third party.

4.15         After-Acquired Property. All property of every kind which is hereafter acquired by Mortgagor which, by the terms hereof, is required or intended to be subjected to the lien of this Mortgage shall, immediately upon the acquisition thereof by Mortgagor, and without any further mortgage, conveyance, assignment or transfer, become subject to the lien of this Mortgage. The foregoing is not intended to and does not include any real or personal property now owned or hereafter acquired by Mortgagor which is located at locations other than as described in Exhibit A hereto, other than any such property which is intended for incorporation into or use at or in connection with the Premises but has not yet been delivered to the Premises or Mortgagor.

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4.16         Relationship of Mortgagor and Mortgagee. Mortgagor and Mortgagee shall in no event be construed to have any relationship whatsoever (including the relationship of partner and joint venturer) other than, and solely, the relationship of a mortgagor and a mortgagee.

4.17         Bankruptcy Related Provisions.

(a)          Waiver of Automatic Stay. Mortgagee is modifying the Loan in reliance on Mortgagor’s express assurances that it will not attempt to delay or frustrate the exercise of any rights or remedies granted Mortgagee hereunder upon the occurrence of an Event of Default hereunder. In the event Mortgagor or any Party in Interest directly or indirectly files a petition under the United States Bankruptcy Code or under any similar Federal or state law or statute, Mortgagor admits and agrees that such petition shall have been filed, in bad faith and in abrogation of Mortgagor’s express assurances to Mortgagee hereunder to the contrary, to frustrate or delay the foreclosure and/or sale of the Premises or any part thereof or interest therein and the exercise of the other rights and remedies available to Mortgagee under this Mortgage, the other Loan Documents and/or at law or in equity, and should be deemed to have been so filed in the United States Bankruptcy Court or other court in which such filing was made and that Mortgagee shall have, in addition to any and all other rights and remedies available to Mortgagee under this Mortgage, the other Loan Documents and/or at law or in equity, the right (and Mortgagor will interpose no objection thereto and hereby waives its rights with respect thereto) to request and receive from the Bankruptcy Court or by such other court immediate relief from the automatic stay imposed under Section 362 of the United States Bankruptcy Code or by similar provision of any other Federal or state law or statute, any stay or other restriction on the rights and remedies of Mortgagee under any of the court’s equitable powers, a termination of the exclusive period provided by Section 1121 of the United States Bankruptcy Code or by any similar provision of any other Federal or state law or statute, and a dismissal of the bankruptcy case or proceeding. Nothing in this Mortgage shall be deemed in any way to limit or restrict any rights of Mortgagee to seek in the United States Bankruptcy Court or any other court of competent jurisdiction, any relief Mortgagee may deem appropriate in the event that a voluntary or involuntary petition under any title of the United States Bankruptcy Code or any other Federal or state law or statute is filed by or against Mortgagor.

(b)          Without limiting the generality of any provision of this Mortgage, if a proceeding under the United States Bankruptcy Code, as amended, is commenced by or against Mortgagor, then, pursuant to Section 552(b)(2) of said Bankruptcy Code, the security interest granted by this Mortgagee shall automatically extend to all Rents, acquired by Mortgagor after the commencement of the case and such Rents shall constitute cash collateral under Section 363(a) of said Bankruptcy Code.

(c)          During the continuance of any default or Event of Default, Mortgagee shall have the right to file, in its own name or on behalf of Mortgagor, any proof of claim any bankruptcy or insolvency proceeding in which the debtor is a lessee under a Lease or a guarantor thereof.

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4.18         Additional Loan Information.

(a)          So long as no Event of Default is continuing, Interest shall accrue on the Loan from the date or dates of disbursement of the aforesaid principal sum at the rate of 5.35% per annum, and during any period that an Event of Default exists, at the rate of 10.35% per annum.

(b)          The loan evidenced by the Note and secured by this Mortgage is due and payable in full no later than January 1, 2023.

5.          GOVERNING LAW, WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.

5.01         GOVERNING LAW, WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. MORTGAGOR, AND MORTGAGEE BY ITS ACCEPTANCE HEREOF, EACH ACKNOWLEDGE AND AGREE THAT IN CONNECTION WITH ANY LITIGATION, ACTION, CLAIM, SUIT OR PROCEEDING, AT LAW OR IN EQUITY, ARISING OUT OF, PERTAINING TO OR IN ANY WAY ASSOCIATED WITH THE NOTE, THE MORTGAGE, THE OTHER LOAN DOCUMENTS, THE RELATIONSHIP OF THE PARTIES HERETO AS MORTGAGEE AND MORTGAGOR, THE PREMISES OR THE ACTIONS OF THE PARTIES HERETO IN CONNECTION WITH ANY OF THE FOREGOING, (i) THE PARTIES WAIVE ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE CONSEQUENTIAL (THAT IS, SPECIAL OR INDIRECT) OR PUNITIVE DAMAGES, (ii) MORTGAGOR WAIVES ANY RIGHT TO MONETARY DAMAGES RELATING TO ANY CLAIMS GOVERNED BY SECTION 4.05(c) OF THE MORTGAGE, (iii) AGREE THE SUBSTANTIVE LAW OF THE STATE OF ILLINOIS SHALL GOVERN, AND (iv) THE PARTIES AGREE SUCH WILL BE LITIGATED IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS AND CONSENT AND SUBMIT TO THE JURISDICTION OF SUCH COURTS, AGREE TO INSTITUTE ANY SUCH LITIGATION IN SUCH COURTS, CONSENT TO SERVICE OF PROCESS BY MAIL AND WAIVE ANY RIGHT EACH MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN SUCH COURTS ARISING OUT OF THE MATTERS DESCRIBED ABOVE.

6.          Fixture Filing.

6.01         Fixture Filing. A portion of the Premises is or is to become fixtures upon the Improvements. To the extent permitted by applicable law, Mortgagor covenants and agrees that the filing of this Mortgage in the real estate records of the county in which the Premises is located shall also operate from the time of filing as a fixture filing with respect to all goods constituting part of the Premises which are or are to become fixtures related to the real estate described herein. For such purpose, the following information is set forth:

(a)          Name and Address of Debtor:

MDA City Apartments, LLC
Village Green Companies
30833 Northwestern Highway

Farmington Hills, MI 48334
Attention: Jonathan Holtzman

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(b)          Name and Address of Secured Party:

MONY Life Insurance Company
1290 Avenue of the Americas, 12th Floor
New York, NY 10104
Attention: Real Estate Legal Department

(c)          This document covers goods which are or are to become fixtures.

(d)          The name of the record owner is MDA City Apartments, LLC.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Mortgagor does hereby set forth its hand and seal as of the date first above written.

MORTGAGOR:

MDA CITY APARTMENTS, LLC,
a Delaware limited liability company

By:	MDA Associates of Illinois, LLC, an Illinois limited liability company, its co-manager

By:	Holtzman Interests No. 17, LLC, a Michigan limited liability company, its manager

By:	/s/ Jonathan Holtzman

Name: Jonathan Holtzman
Title: Manager

STATE OF Michigan )
)	SS
COUNTY OF Wayne )

I,        Gayle C. Aiken                       , a Notary Public in and for said County in the State aforesaid, DO HEREBY CERTIFY that Jonathan Holtzman is the Manager of Holtzman Interests No. 17, LLC, a Michigan limited liability company, which is the manager of MDA Associates of Illinois, LLC, an Illinois limited liability company, which is the co-manager of MDA CITY APARTMENTS, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such _Manager____, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this 13th day of December, 2012.

/s/ Gayle C. Aiken
Notary Public

My Commission Expires:

10/11/2015

RIDER 1

DEFINITION OF CERTAIN TERMS

Each of the following terms when appearing in the Mortgage to which the Rider 1 is attached shall have the meaning given such term below.

“Affiliate” shall mean any person controlled by, controlling or under common control with any other person.

“Approved Signatory” shall mean any individual who is (1) Mortgagor, (2) a member, partner or venturer of Mortgagor if Mortgagor is a limited liability company, general partnership or joint venture, as the case may be, (3) a general partner of Mortgagor if Mortgagor is a limited partnership, (4) a trustee if Mortgagor is a trust, (5) the president, chief executive officer or chief financial officer of (i) Mortgagor if Mortgagor is a corporation, (ii) a corporate partner, venturer or member of Mortgagor if Mortgagor is a general partnership, joint venture or a limited liability company, (iii) a corporate general partner if Mortgagor is a limited partnership or (iv) a corporate trustee if Mortgagor is a trust, or (6) specifically authorized by Mortgagee in writing as an Approved Signatory.

"Asset Management Agreement" shall mean that certain Asset Management Agreement dated December 17, 2012 by and between Mortgagor, as owner, and Holtzman Interests #17A, LLC, as asset manager, with respect to the Premises.

“Business Day” shall mean Monday through Friday, except recognized federal holidays and other holidays on which the majority of banks in the recipient’s location are closed.

“Contracts” shall mean any and all contracts, agreements and other undertakings of any kind whatsoever, written or oral, for the delivery of services and/or the acquisition of supplies or materials in connection with the ownership, management, operation, maintenance, leasing, construction and/or improvement of the Premises.

“Controlling Interest” shall mean the legal or beneficial ownership, use, enjoyment or benefit of, directly or indirectly through one or more intermediate persons and acquired through one or more transactions:

(1)         in the case of a corporation which is the sole owner of the Premises or a tenant in common with a fifty (50%) percent or greater interest in the Premises: (i) fifty (50%) percent or more of the issued and outstanding shares of any class of stock of such corporation, (ii) fifty (50%) percent or more of the aggregate of all issued and outstanding shares of all classes of stock of such corporation or (iii) the right to receive fifty (50%) percent or more of any dividends or other distributions made by such corporation at any time or from time to time;

(2)         in the case of a limited partnership or a limited liability company which is the sole owner of the Premises or a tenant in common with a fifty (50%) percent or greater interest in the Premises: (i) any general partner or manager interest therein, (ii) fifty (50%) percent or more of any interest in a general partner or manager therein, (iii) fifty (50%) percent or more of the partner or member interests of all the partners or members therein or (iv) the right to receive fifty (50%) percent or more of any profits, gains, losses, cash flow or distributions of such partnership or limited liability company at any time or from time to time;

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(3)         in the case of a general partnership or joint venture which is the sole owner of the Premises or a tenant in common with a fifty (50%) percent or greater interest in the Premises: (i) fifty (50%) percent or more of any interests of all the partners or venturers therein or (ii) the right to receive fifty (50%) percent or more of any profits, gains, losses, cash flow or distributions of such partnership or joint venture at any time or from time to time;

(4)         in the case of a trust or other entity which is the sole owner of the Premises or a tenant in common with a fifty (50%) percent or greater interest in the Premises: (i) fifty (50%) percent or more of the interests of all persons owning, using, enjoying or benefiting from such entity or (ii) the right to receive fifty (50%) percent or more of the profits, gains, losses, cash flow or distributions of such entity at any time or from time to time; or

(5)         in the case of an individual who is the sole owner of the Premises or a tenant in common with a fifty (50%) or greater interest in the Premises: (i) fifty percent (50%) or more of the interests of all persons having a beneficial or other interest in the Premises or (ii) the right to receive fifty percent (50%) or more of the profits, gains, losses, cash flow or distributions resulting from such interest in the Premises at any time or from time to time.

“Corporate Lease” shall mean a lease of an apartment to a corporate or other commercial tenant, such as Leading Apartments, who subleases or licenses such apartment to third party users.

“Environmental Laws” collectively shall mean and include all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Substance or Hazardous Substance Activity (including, without limitation, the Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C. 9601, et seq., the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601-2692, the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001, et seq., and any so-called “Super Fund” or “Super Lien” law, environmental laws administered by the Environmental Protection Agency, any similar state and local laws and regulations, all amendments to each of the foregoing and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

“Environmental Losses” means Losses suffered or incurred by Mortgagee, arising out of or as a result of: (1) the occurrence, prior to a Foreclosure Transfer, of any Hazardous Substance Activity; (2) any violation, prior to a Foreclosure Transfer, of any applicable Environmental Laws, Federal, state or local, relating to the Premises or to the ownership, use, occupancy, or operation thereof; (3) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental agency in connection with any Hazardous Substance Activity occurring or allegedly occurring prior to a Foreclosure Transfer; or (4) any claim, demand or cause of action, or any action or other proceeding, whether meritorious or not, brought or asserted against Mortgagee or both regardless of when such claim, demand, or cause of action or other proceeding is brought or asserted which directly or indirectly relates to, arises from or is based on any of the foregoing or any allegation of the foregoing.

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“Equipment” shall mean all machinery, apparatus, equipment, fittings, fixtures, and articles of personal property of every kind and nature whatsoever, other than consumable goods, now or hereafter located in or upon the Land or any part thereof and used or usable in connection with any present or future operation thereof including, without limitation, all heating, lighting, laundry, incinerating and power equipment, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating, and communications apparatus, air cooling and air conditioning apparatus, elevators, escalators, shades, awnings, screens, storm doors and windows, stoves, wall beds, refrigerators, attached cabinets, partitions, ducts, and compressors; but not including any personal property of tenants under the Leases.

“Foreclosure Transfer” means the transfer of title to all or any part of the Premises (1) at a foreclosure sale under this Mortgage pursuant to judicial decree or the power of sale contained in this Mortgage, (2) by deed in lieu of such foreclosure, or (3) under the jurisdiction of a bankruptcy court.

“Hazardous Substance” means, at any time, (1) asbestos and any asbestos containing material, (2) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity”, (3) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources or (4) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter and medical waste..

“Hazardous Substance Activity” means any actual use, packaging, labeling, treatment, leaching, spill, cleanup, storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Premises or surrounding property (but only concerning surrounding property to the extent of seepage, release, discharge, migration, disposal or other actions from the Premises to the surrounding property or from the surrounding property to the Premises).

“Improvements” shall mean all buildings, structures and other improvements now or hereafter existing, erected or placed on or under the Land, or in any way used in connection with the use, enjoyment, occupancy or operation of the Land or any portion thereof; all fixtures of every kind and nature whatsoever now or hereafter owned by Mortgagor and used or procured for use in connection with Premises.

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“Leases” shall mean all leases, license agreements, and other occupancy or use agreements (whether oral or written), now or hereafter existing, under which the Mortgagor is the landlord or equivalent which cover or relate to all or any part of the Premises, together with all options therefor and guarantees thereof, if any, and any and all amendments, modifications, extensions and/or renewals of the foregoing.

“Loan Documents” shall mean the Note, this Mortgage, the Assignment of Leases and Rents and any and all other documents or instruments now or hereafter given by or on behalf of Mortgagor to or for the benefit of Mortgagee evidencing, securing or in any way relating to the Indebtedness evidenced by the Note or the security given therefor.

“Losses” means any and all losses, liabilities, damages, demands, claims, actions, judgments, causes of action, assessments, penalties, costs and expenses incurred by Mortgagee, including, without limitation, all amounts contributed for investigation, monitoring, remediation, response action, removal, restoration and permit acquisition and the fees and disbursements of outside legal counsel, environmental experts, and accountants and the charges of in-house legal counsel and accountants.

“Major Lease” shall have the meaning given such term in the Assignment of Leases and Rents dated September 13, 2006 delivered by Mortgagor to Mortgagee and recorded September 15, 2006 as Document No. 0625842202 with the Cook County (Illinois) Recorder of Deeds, as amended.

“Note” shall mean that certain Amended and Restated Note of even date herewith made by Mortgagor in favor of Mortgagee in the amount set forth on the cover page of this Mortgage and all replacements, substitutions, modifications, renewals and extensions thereof.

“Notice” shall mean any notice, request, demand, consent, or other communication by any party to this Mortgage or other Loan Document to any other party thereto.

“Party in Interest” shall mean Mortgagor, any member of Mortgagor, any member of such member of Mortgagor, or any individual or entity personally liable for all or any portion of the Indebtedness secured by this Mortgage or for any of the other obligations, covenants, conditions, warranties, representations and agreements to be observed, performed, fulfilled and/or discharged thereunder or under any other Loan Document, including, without limitation, any guarantor or indemnitor of all or any portion of such Indebtedness or obligations, covenants and agreements any partner of a Party in Interest if such Party in Interest is a general partnership, any venturer of a Party in Interest if such Party in Interest is a joint venture and any general partner of a Party in Interest if such Party in Interest is a limited partnership and any manager of a Party in Interest if such Party in Interest is a limited liability company.

“Property Taxes” shall mean all real estate taxes, personal property taxes, betterments, assessments (general and special), imposts, levies, water, utility and sewage charges, all other taxes and public charges, imposed upon or assessed against Mortgagor or the Premises or upon the revenues, rents, issues, income and profits of use or possession thereof, any stamp or other taxes which may be required to be paid with respect to any of the Loan Documents, any of which might, if unpaid, result in a lien on the Premises, regardless to whom paid or assessed, any assessment, license fee, license tax, business license fee or tax, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or Federal government, or any school, architectural, lighting, drainage or other improvement or special assessment district thereof, against any legal or equitable interest in the Premises.

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“Rents” shall mean rents, royalties, issues, profits, revenues, income and other benefits of the Premises arising at any time (including, without limitation, after the filing of any petition under any present or future Federal or state bankruptcy or similar law) from the use or enjoyment thereof, including, without limitation, cash, letters of credit or securities deposited thereunder to secure performance by the tenants of their obligations thereunder, whether said cash, letters of credit or securities are to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due, additional, percentage, participation and other rentals, fees and deposits, and any and all sums paid or due and payable in connection with the modification or termination of any of the Leases.

“Taking” shall mean the taking of the Premises or any part thereof or interest therein by reason of any public improvement or condemnation proceeding or by the exercise of the power of eminent domain or any other activity by the governmental or quasi governmental authority or corporation of any kind on or off the Premises, including, without limitation, change of the grade of any street, resulting in damage or injury to the Premises or any part thereof or interest therein, including, without limitation, reduction in the value thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted into law in the state in which the Land is situated.

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RIDER 2

INTENTIONALLY OMITTED

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Rider 3

Special Notice Provisions

1.	Notices to Mortgagor are to be addressed as follows:

MDA CITY APARTMENTS, LLC	Jonathan Holtzman
Village Green Companies	Village Green Companies
30833 Northwestern Highway	30833 Northwestern Highway
Farmington Hills, MI 48334	Farmington Hills, MI 48334
Attn: Jonathan Holtzman	Fax No.: (248) 538-2727
Fax No.: (248) 538-2727	E-mail: jholtzman@villagegreen.com
E-mail: jholtzman@villagegreen.com

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND, LLC
c/o Bluerock Real Estate, L.L.C.
70 East 55th Street, 9th Floor
New York, New York 10022
Attn: Jordan Ruddy and Michael L. Konig
Fax No.: 646-278-4220
E-mail: jruddy@bluerockre.com mkonig@bluerockre.com

2.	Copies of Notices to Mortgagor are to be given to the following persons:

Honigman Miller Schwartz and Cohn LLP	Hirschler Fleischer
38500 Woodward Avenue, Suite 100	The Edgeworth Building
Bloomfield Hills, MI 48304-5048	2100 East Cary Street
Attn: Jonathan Borenstein, Esq.	Richmond VA, 23223
Fax No.: 248-566-8413	Attn: S. Edward Flanagan, Esq.
E-mail: jborenstein@honigman.com	Fax No.: 804-644-0957
E-mail: eflanagan@hf-law.com

3.	Notices to Mortgagee are to be addressed as follows:

MONY Life Insurance Company	Quadrant Real Estate Advisors LLC
1290 Avenue of the Americas, 12th Floor	12735 Morris Road, Suite 100
New York, New York 10104	Alpharetta, GA 30004
Attn: Real Estate Legal Department	Attn: Quadrant-Asset Management
(Loan No. 16-0000958)	Joseph Mays (Loan No. 16-0000958)
Fax No.: 212-314-7864	Fax No.: 770-752-6731
E-mail: Robert.colan@axa-equitable.com	E-mail: jmays@quadrantrea.com

4.	Copies of Notices to Lender are to be given to the following persons:

Berkadia Commercial Mortgage LLC	Katten Muchin Rosenman LLP
4920 South Wendler Drive, Suite 201	525 West Monroe Street
Tempe, AZ 85282	Chicago, Illinois 60661
Attn: MONY Loan No. 16-0000958; VP-Shared Services	Attn: Ira J. Swidler
Fax No.: 215-328-0458	Fax No.: 312-577-1061
E-mail: melinda.sink@berkadia.com	E-mail: ira.swidler@kattenlaw.com

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RIDER 4

DEBT COVERAGE SERVICE RATIO

The "Debt Service Coverage Ratio" for the Property shall be determined as follows:

(1)     Determine the “Gross Potential Rental Revenue”, which is the sum of (x) the current annualized in-place rents (based on the most current rent roll) for leased apartments with tenants in occupancy and paying rent, and market rents (which shall be determined by Mortgagee in its sole discretion) for units either unleased or leased without tenants in possession and (y) current annualized contract rent (based on the most current rent roll) for retail leases with term commenced and free from default and with remaining lease term of at least 12 months (excluding any unexercised renewal options), with tenants in occupancy conducting business and paying rent, and market rents (which shall be determined by Mortgagee in its sole discretion for all vacant space (including any space currently leased with less than 12 months remaining (excluding any unexercised renewal options), plus (z) Expense Recoveries (income received from tenants for operating expenses) for the immediately preceding twelve (12) months. Furthermore, the lesser of actual or market rents will be used for those leases (a) with initial lease terms less than 9 months, (b) with tenants more than 30 days in arrears, (c) which are not arms length or (d) which are Corporate Leases. Rental revenue will be calculated based on Effective Rents (base rent less concessions and/or discounts). Leases must be on a form approved by Mortgagee.

(2)     Determine the “Minimum Vacancy/Credit Loss” which is equal to the greater of (i) the product of five percent (5%) multiplied by the Gross Potential Rental Revenue or (ii) the actual vacancy/credit loss during the immediately preceding twelve (12) month period, or (iii) the current market vacancy for comparable properties (which shall be determined by Mortgagee in its sole discretion).

(3)     Determine the “Other Income” which is equal to any actual other income received during the immediately preceding twelve (12) months excluding any lease application fees, lease termination fees or other extraordinary receipts.

(4)     Determine the “Gross Operating Income” by subtracting from the Gross Potential Rental Revenue the Minimum Vacancy/Credit Loss and adding Other Income.

(5)     Determine the “Net Cash Flow” by subtracting from the Gross Operating Income the sum of (x) an amount equal to the greater of (i) $1,700,000 or (ii) Actual Operating Expenses for the immediately preceding twelve (12) months and (y) a replacement reserve of $47,500. “Actual Operating Expenses” shall mean all operating expenses actually incurred in connection with the operation of the Property and shall include, but shall not be limited to (A) real estate taxes in an amount equal to the greater of current real estate taxes or the estimated real estate taxes as if the Property was fully assessed or reassessed after a sale of the Property without the benefit of any real estate tax reduction program, (B) the cost of insurance in the actual amount necessary to satisfy the insurance coverage requirements of the Loan Documents and (C) management fees in an amount equal to three percent (3%) of the Gross Operating Income.

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(6)     Determine the Debt Service Coverage Ratio by dividing the Net Cash Flow by the debt service payment figure (assuming amortization on a 30-year schedule) required by the Note.

2

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

LOTS 3 TO 6, BOTH INCLUSIVE, IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

LOTS 1 AND 2 IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 3:

THE NORTH 1/2 OF A STRIP OF LAND 9.5 FEET IN WIDTH: (I) LYING SOUTH OF AND ADJOINING LOTS 1 THROUGH 6, BOTH INCLUSIVE, IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO; (II) LYING NORTH OF AND ADJOINING LOT 7 IN RICHARD T. HAINES' SUBDIVISION AFORESAID AND (III) LYING NORTH OF THE NORTH LINE EXTENDED EAST, OF LOT 7 IN RICHARD T. HAINES SUBDIVISION; ALL IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO AFORESAID, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 4

NON-EXCLUSIVE EASEMENT IN FAVOR OF PARCELS 1, 2 & 3 AS CREATED BY GRANT OF EASEMENT MADE BY AND BETWEEN CONSOLIDATED EQUITY III, LLC AND MDA CITY APARTMENTS, LLC RECORDED MARCH 16, 2006 AS DOCUMENT NUMBER 0607544098, FOR VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS OVER, UPON, ON OR THROUGH THE SOUTH 1/2 OF THE VACATED ALLEY LYING NORTH OF AND ADJOINING LOT 7 IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO AFORESAID, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, EXCEPTING THEREFROM ANY PORTION SITUATED MORE THAN THIRTY (30) FEET ABOVE CURRENT GRADE.

Address: 185 North Wabash, Chicago, IL 60601

PIN: 17-10-306-001-0000; 17-10-306-002-0000

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